UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       ALLIANCE DISTRIBUTORS HOLDING INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                           334119                       33-0851302
  (State or jurisdiction of        (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)      Classification Code Number)       Identification No.)


        15-15 132nd Street, College Point, New York 11356 (718) 747-1500
   (Address and telephone number of registrant's principal executive offices)


                                 Jay Gelman, CEO
        15-15 132nd Street, College Point, New York 11356 (718) 747-1500
           (Name, address and telephone number of agent for service)


                           Copy of communications to:
                              Oscar D. Folger, Esq.
                                 521 5th Avenue
                            New York, New York 10175
                            Telephone: (212) 697-6464


                Approximate date of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                           CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------

    Title of each class                               Proposed maximum        Proposed maximum
    of securities to be          Amount to be          offering price        aggregate offering           Amount of
        registered              registered (1)          per share (2)            price (US$)        registration fee (3)
--------------------------------------------------------------------------------------------------------------------------
Common  Stock, $.001              40,116,340               $0.405              $16,247,117.70              $1,912.29
par value
--------------------------------------------------------------------------------------------------------------------------

Common  Stock, $.001               2,064,096               $0.405                $835,958.88                $98.39
par  value, issuable
upon exercise of warrants
--------------------------------------------------------------------------------------------------------------------------

Common Stock, $.001 par            6,416,677               $0.405               $2,598,754.19               $305.87
value, issuable upon
conversion of Series A
Convertible Non Redeemable
Preferred Stock
--------------------------------------------------------------------------------------------------------------------------

Total                             48,597,113               $0.405              $19,681,830.77             $2,316.55
--------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 429, this is a combined registration statement that covers 44,508,113 shares being carried forward from Registration Statement 333-121607 and 4,089,000 shares being registered for the first time by this registration statement.

(2) Estimated pursuant to Rule 457(c) under the Securities Act solely for purposes of calculating the Registration Fee. The fee is based upon the average of the high and low prices for a share of common stock of the registrant, as quoted through the over-the-counter bulletin board on October 5, 2005.

(3) A registration fee of $1,763.54 was previously paid in connection with the registration of 53,511,859 shares on Registration Statement No. 333-121607 of which 44,508,113 shares are being carried forward, corresponding to a registration fee previously paid of $1,466.81. The account of Alliance Distributors Holding Inc. with the Securities and Exchange Commission has a credit of $236.46 which should be applied against the Registration Fee. A registration fee of $613.28 is being submitted in connection with this registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES AND THE SELLING SHAREHOLDER IS NOT SOLICITING AN OFFER TO BUY THESE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             PRELIMINARY PROSPECTUS

                  SUBJECT TO COMPLETION DATED, OCTOBER 7, 2005

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                             A DELAWARE CORPORATION

                       48,597,113 SHARES OF COMMON STOCK.

The prospectus relates to the resale by certain selling stockholders of Alliance Distributors Holding Inc. of up to 48,597,113 shares of our common stock in connection with the resale of:

- up to 40,116,340 shares of common stock of which 36,027,340 shares of common stock were issued on conversion of securities issued in private placements and in an acquisition

- up to 6,416,677 shares issuable on conversion of Series A Convertible Non Redeemable Preferred Stock ("Series A Preferred Shares") issued in private placements

- up to 1,564,096 shares issuable on the exercise of warrants issued in private placements

- up to 500,000 shares issuable on the exercise of warrants issued pursuant to a debt financing agreement

For a description of the plan of distribution of the shares, please see page 11 of this Prospectus.

On October 5, 2005, the average of the closing bid and asked prices of our common stock was $0.405 per share. Our common stock is traded on the OTC Bulletin Board under the symbol "ADTR.OB".

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE VARIOUS RISK FACTORS DESCRIBED BEGINNING ON PAGE 5 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this preliminary prospectus is October 7, 2005.

                               TABLE OF CONTENTS

                                                                                                    PAGE NUMBER
PROSPECTUS SUMMARY INFORMATION                                                                            5

RISK FACTORS                                                                                              5

USE OF PROCEEDS                                                                                           6

SELLING SECURITY HOLDERS                                                                                  6

PLAN OF DISTRIBUTION                                                                                     11

LEGAL PROCEEDINGS                                                                                        12

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS                                             12

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                                           13

DESCRIPTION OF SECURITIES                                                                                17

INTEREST OF NAMED EXPERTS AND COUNSEL                                                                    18

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES                      18

DESCRIPTION OF BUSINESS                                                                                  18

WHERE YOU CAN FIND MORE INFORMATION                                                                      20

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION                                                21

DESCRIPTION OF PROPERTY                                                                                  26

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                                           26

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                                                 26

EXECUTIVE COMPENSATION                                                                                   27

FINANCIAL STATEMENTS                                                                                     29

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE                     53

INDEMNIFICATION OF DIRECTORS AND OFFICERS                                                                53

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION                                                              53

RECENT SALES OF UNREGISTERED SECURITIES                                                                  54

EXHIBITS                                                                                                 57

UNDERTAKINGS                                                                                             59

SIGNATURES                                                                                               60

You should rely only on the information contained in this prospectus. We have not, and the selling security holders have not, authorized anyone to provide you with additional or different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling security holders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements including the notes thereto, appearing elsewhere in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision.

Unless otherwise stated, all share amounts in this prospectus give effect to a 1 for 44 reverse split of the common stock on November 22, 2004.

Alliance Distributors Holding Inc. ("Company" or "Alliance"), is a distributor of video game consoles and video game peripherals, accessories and software. Our offices are located at 15-15 132nd Street, College Point, New York 11356. Our telephone number is (718) 747-1500.

In June 2004, a predecessor of the Company acquired AllianceCorner Distributors Inc. ("AllianceCorner"), a videogame distributorship, for securities that in November 2004 were converted into 24,679,997 shares of common stock. The business of AllianceCorner became our only business. Since the former stockholders of AllianceCorner acquired a majority of our voting interests, the transaction was treated as a reverse acquisition of a public shell, with AllianceCorner treated as the acquirer for accounting purposes. Accordingly, the pre-acquisition financial statements of AllianceCorner are our historical financial statements. At the time of the acquisition, the Company had no continuing operations and its historical results would not be meaningful if combined with the historical results of AllianceCorner.

In June 2004, the Company in a private placement also issued securities that after conversions in November 2004 consisted of 21,237,101 shares of common stock, 403,335 shares of Series A Convertible Non Redeemable Preferred Shares ("Series A Preferred Shares") and warrants to purchase 1,564,096 shares of common stock. In November 2004 the Company, in connection with a financing agreement, issued a warrant to purchase 500,000 shares of Common Stock.

As of September 21, 2005, the Company's outstanding capital stock consists of 46,417,098 shares of common stock, 403,335 shares of Series A Convertible Non Redeemable Preferred Stock convertible into a total of 6,416,677 shares of common stock, and warrants to buy 2,064,096 shares of common stock. The 46,417,098 shares of outstanding common stock consist of 24,679,997 shares of common stock issued to the former shareholders of AllianceCorner, 21,237,101 shares of common stock issued upon conversion of the Series A Preferred Shares and 500,000 shares of common stock outstanding prior to June 2004.

The Company is authorized to issue a total of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which 1,685,115 has been designated as the Series A Convertible Non Redeemable Preferred Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form SB-2 contains forward-looking statements. For this purpose, any statements contained in this Form SB-2 that are not statements of historical fact may be deemed to be forward-looking statements. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "will," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential," or "continue" or the negative of these similar terms. In evaluating these forward-looking statements, you should consider various factors, including those listed below under the heading "Risk Factors". The Company's actual results may differ significantly from the results projected in the forward-looking statements. The Company assumes no obligation to update forward-looking statements.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

We discontinued our prior business and have engaged in our current business only since August 2003. In November 2003, under prior management of the Company, we discontinued our business of manufacturing and selling a video controller. Our current videogame distribution business commenced operations on August 11, 2003 and was acquired by us in June 2004. We have not yet demonstrated our ability to operate during the periodic downturns that we expect in our industry.

Our prior shareholders have suffered significant dilution. In connection with our acquisition of our current videogame distribution business in June 2004 and a related financing at the equivalent of $0.22 per share, the ownership of our prior shareholders was diluted to approximately 1% of the total outstanding shares.

We depend on a limited number of suppliers and have no long-term agreement with any supplier. During the six-months ended June 30, 2005, one of our suppliers accounted for approximately 52% of our purchases, and our 5 largest suppliers in the aggregate accounted for 74% of our purchases. Our results will be materially and adversely affected if a significant supplier terminates or modifies its relationship with us.

We have not entered into any distribution arrangement with Microsoft for distribution of its Xbox(R) product. To date we have no direct business relationship with Microsoft Corporation ("Microsoft") for the distribution of its Xbox(R) product. This is an essential product in our industry, and we will be adversely affected if we cannot within a reasonable time achieve direct distribution for Microsoft. Pending a direct relationship with Microsoft, we acquire Xbox(R) products from a distributor, thereby reducing our margins on this product.

We have no long term agreements with any customer. We deal with our customers on a purchase order by purchase order basis. We have no assured stability in our customer base.

We depend on Jay Gelman and Andre Muller as our senior management. The loss of the services of Mr. Gelman or Mr. Muller would have a material adverse effect on our business. We have entered into an employment agreement with Mr. Gelman but not with Mr. Muller. We have obtained only $1,000,000 in key man insurance on the life of Mr. Gelman.

We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue. There are at least seven distributors in the United States that have revenues and financial resources and company history substantially greater than our company. We are at a disadvantage to these companies and need to compete on the basis of the services we provide to our customers. We may not be able to compete successfully.

We hold no patents or material proprietary technology. We have no intellectual property other than a trademark for "Video Game Alliance."

Unanticipated warranty costs could affect the ongoing demand for our products and our ability to operate profitably. We do not have any facilities for the repair or service of any products, and generally reimburse our customers in full for returns. Although the majority of our suppliers accept these returns from us, certain suppliers credit us with a fixed allowance for returns and require that we assume the risk of excess returns. We will be adversely affected if our returns for these suppliers exceed their return allowances.

Our business is subject to sudden changes in the popularity of the products we distribute and to technological changes. We will be adversely affected by any material decrease in the attractiveness of video games, or by the availability of equivalent entertainment through the Internet or other channels. The sudden decline in popularity of even one particular video console or game can force us to make a substantial write-down of our inventory of these products.

Our Authorized Preferred Stock Exposes Holders of our Common Stock to Certain Risks. Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $.001 per share. The authorized but unissued preferred stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock may be issued by the Board of Directors from time to time on any number of occasions, without stockholder approval, as one or more separate series of shares comprised of any number of the authorized but unissued shares of preferred stock, designated by resolution of the Board of Directors, stating the name and number of shares of each series and setting forth separately for such series the relative rights, privileges and preferences thereof, including, if any, the: (i) rate of dividends payable thereon; (ii) price, terms and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to common stock, including conversion price, and (vi) voting rights. This preferred stock gives our Board of Directors the ability to hinder or discourage any attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise.

Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock. The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". These requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will, however, receive proceeds upon exercise of the warrants and these proceeds will be used for general working capital purposes. We will incur all costs associated with this registration statement and prospectus.

SELLING SECURITY HOLDERS

The table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of September 21, 2005, and the number of shares of common stock covered by this prospectus. Substantially all of the shares offered hereby are being registered pursuant to registration agreements with the Company.

The selling stockholders may from time to time offer and sell the shares of common stock to be registered. No estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

------------------------------------------------------------------------------------------------------------------------------------
Name of Beneficial Owner                                      Amount and Nature of Beneficial Ownership

                                          Shares owned prior        Shares issuable on   Shares              Number of shares owned
                                          to this offering and      conversion of        issuable on         by selling stockholder
                                          registered hereby         Series A Preferred   exercise of         or issuable to selling
                                                                    Stock owned prior    warrants owned      stockholder after
                                                                    to this offering     prior to this       offering and percent
                                                                    and registered       offering and        of total outstanding(1)
                                                                    hereby               registered hereby
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Common      Series A
                                                                                                             Stock       Convertible
                                                                                                                         Non
                                                                                                                         Redeemable
                                                                                                                         Preferred
                                                                                                                         Stock
------------------------------------------------------------------------------------------------------------------------------------
Jay Gelman(2)                             8,226,671(3)                                                       0           0
------------------------------------------------------------------------------------------------------------------------------------
Andre Muller(4)                           8,226,671(5)                                                       0           0
------------------------------------------------------------------------------------------------------------------------------------
Francis Vegliante                         4,226,655(6)                                                       0           0
------------------------------------------------------------------------------------------------------------------------------------
Humbert B. Powell, III(7)                 22,728(8)                                                          0           0
------------------------------------------------------------------------------------------------------------------------------------
Nathan A. Low                                                       756,302              800,527             0           0
------------------------------------------------------------------------------------------------------------------------------------
Nathan A. Low Roth IRA                                              2,290,384                                0           0
------------------------------------------------------------------------------------------------------------------------------------
Sunrise Equity Partners(9)                                          2,290,384                                0           0
------------------------------------------------------------------------------------------------------------------------------------
Nathan A. Low Family Trust(10)                                      388,293                                  0           0
------------------------------------------------------------------------------------------------------------------------------------
Sunrise Foundation Trust(11)                                        346,484              200,132             0           0
------------------------------------------------------------------------------------------------------------------------------------

----------
(1) Assumes all of the shares of common stock offered are sold. Based on 46,417,098 shares of common stock issued and outstanding as of September 21, 2005 and 403,335 shares of Series A Convertible Non Redeemable Preferred Stock issued and outstanding as of September 21, 2005.

(2) See Directors, Executive Officers, Promoters and Control Persons on page 12.

(3) Consists of shares issued on conversion of securities issued in an acquisition by the Company.

(4) See Directors, Executive Officers, Promoters and Control Persons on page 12

(5) Consists of shares issued on conversion of securities issued in an acquisition by the Company.

(6) Consists of shares issued on conversion of securities issued in an acquisition by the Company.

(7) See Directors, Executive Officers, Promoters and Control Persons on page 12

(8) Consists of shares issued by the Company to Mr. Powell in consideration for directorship services.

(9) Level Counter LLC has sole dispositive and voting power in Sunrise Equity Partners. Nathan Low, Amnon Mandelbaum and Marilyn Adler have shared dispositive and voting power in Level Counter LLC.

(10) Lisa Low has sole dispositive and voting power in the Nathan A. Low Family Trust.

(11) Nathan and Lisa Low have shared dispositive and voting power in Sunrise Foundation Trust.

------------------------------------------------------------------------------------------------------------------------------------
Name of Beneficial Owner                                      Amount and Nature of Beneficial Ownership
------------------------------------------------------------------------------------------------------------------------------------
                                          Shares owned prior        Shares issuable on   Shares              Number of shares owned
                                          to this offering and      conversion of        issuable on         by selling stockholder
                                          registered hereby         Series A Preferred   exercise of         or issuable to selling
                                                                    Stock owned prior    warrants owned      stockholder after
                                                                    to this offering     prior to this       offering and percent
                                                                    and registered       offering and        of total outstanding(1)
                                                                    hereby               registered hereby
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Common      Series A
                                                                                                             Stock       Convertible
                                                                                                                         Non
                                                                                                                         Redeemable
                                                                                                                         Preferred
                                                                                                                         Stock
------------------------------------------------------------------------------------------------------------------------------------
Sunrise Securities Corp.(12)                                        246,145              223,442             0           0
------------------------------------------------------------------------------------------------------------------------------------
Amnon Mandelbaum                          289,945                                        257,323             0           0
------------------------------------------------------------------------------------------------------------------------------------
Northumberland Holdings, LTD.(13)         2,318,650                 828                                      0           0
------------------------------------------------------------------------------------------------------------------------------------
Smithfield Fiduciary LLC(14)              1,558,033                 97,857                                   0           0
------------------------------------------------------------------------------------------------------------------------------------
South Ferry #2 LP(15)                     1,832,314                                                          0           0
------------------------------------------------------------------------------------------------------------------------------------
Vitel Ventures Corporation(16)            90,296                                                             0           0
------------------------------------------------------------------------------------------------------------------------------------
Martin Currie(17)                         569                                                                0           0
------------------------------------------------------------------------------------------------------------------------------------
David Devor(18)                           22,728                                                             0           0
------------------------------------------------------------------------------------------------------------------------------------
Steven T. Francesco(19)                   1,137                                                              0           0
------------------------------------------------------------------------------------------------------------------------------------
Stanley Friedman(20)                      1,137                                                              0           0
------------------------------------------------------------------------------------------------------------------------------------
Marc Fries(21)                            455                                                                0           0
------------------------------------------------------------------------------------------------------------------------------------
Aaron Gavios(22)                          978                                                                0           0
------------------------------------------------------------------------------------------------------------------------------------
John Gentile(23)                          5,775                                                              0           0
------------------------------------------------------------------------------------------------------------------------------------
Anthony Gentile(24)                       1,478                                                              0           0
------------------------------------------------------------------------------------------------------------------------------------
Heitner & Breitstein(25)                  617                                                                0           0
------------------------------------------------------------------------------------------------------------------------------------

----------
(12) Nathan Low has sole dispositive and voting power in Sunrise Securities Corp. Sunrise Securities Corp. is a registered broker dealer. Sunrise Securities Corp. received 108,146 shares of Series A 6% Convertible Non Redeemable Preferred Shares as compensation for investment banking services ("compensation shares"). The common shares of stock underlying the compensation shares are registered hereunder, as more fully described below in "Unregistered Sales of Equity Securities". Sunrise Securities Corp. distributed the compensation shares to the following affiliates, each of whom advised that he/she received such compensation shares in the ordinary course of business for his/her own account, and, at the time of receipt of the compensation shares, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities: Derek Caldwell, Nathan Low, Sunrise Foundation Trust, Amnon Mandelbaum, David Goodfriend, Richard Stone and Marcia Kucher.

(13) Michele Parker has sole dispositive and voting power in Northumberland Holdings, LTD.

(14) Smithfield Fiduciary LLC is an affiliate of Highbridge Capital Corporation, a registered broker-dealer. The securities were acquired in the ordinary course of business and, at the time of the purchase of such securities to be resold under the registration statement, Smithfield Fiduciary LLC did not have any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has sole dispositive and voting power over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca have shared dispositive and voting power in Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(15) Darren Ross has sole dispositive and voting power in South Ferry #2 LP.

(16) Mark N. Tompkins has sole dispositive and voting power in Vitel Ventures Corporation.

(17) Vice President, Business Development from June 2001 through April 7, 2003.

(18) Vice President, Marketing from November 2001 through June 29, 2004.

(19) See Executive Compensation on page 27.

(20) Vice President, Manufacturing from February 2000 until January 9, 2003.

(21) Director from June 2002 until June 29, 2004.

(22) Vice President, Sales and Distribution from November 2001 through January 10, 2003.

(23) Director from June 2002 through June 29, 2004. See Executive Compensation on page 27.

(24) Director from June 2002 through June 29, 2004.

(25) Norman Breitstein and Cary Sternback have shared dispositive and voting power in Heitner & Breitstein.

------------------------------------------------------------------------------------------------------------------------------------
Name of Beneficial Owner                                      Amount and Nature of Beneficial Ownership
------------------------------------------------------------------------------------------------------------------------------------
                                          Shares owned prior        Shares issuable on   Shares              Number of shares owned
                                          to this offering and      conversion of        issuable on         by selling stockholder
                                          registered hereby         Series A Preferred   exercise of         or issuable to selling
                                                                    Stock owned prior    warrants owned      stockholder after
                                                                    to this offering     prior to this       offering and percent
                                                                    and registered       offering and        of total outstanding(1)
                                                                    hereby               registered hereby
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                              Common     Series A
                                                                                                              Stock      Convertible
                                                                                                                         Non
                                                                                                                         Redeemable
                                                                                                                         Preferred
                                                                                                                         Stock
------------------------------------------------------------------------------------------------------------------------------------
Hirsch Wolf & Co LLC(26)                  248                                                                0           0
------------------------------------------------------------------------------------------------------------------------------------
Brian D. Jedwab(27)                       22,728                                                             0           0
------------------------------------------------------------------------------------------------------------------------------------
George Mellides(28)                       5,682                                                              0           0
------------------------------------------------------------------------------------------------------------------------------------
RDA International(29)                     2,290                                                              0           0
------------------------------------------------------------------------------------------------------------------------------------
Richard Rubin(30)                         978                                                                0           0
------------------------------------------------------------------------------------------------------------------------------------
Terrace International(31)                 617                                                                0           0
------------------------------------------------------------------------------------------------------------------------------------
J.A.S. Commercial Corp(32)                80,000                                                             0           0
------------------------------------------------------------------------------------------------------------------------------------
Rosenthal & Rosenthal, Inc.(33)                                                          500,000             0           0
------------------------------------------------------------------------------------------------------------------------------------
Ajax Partners(34)                         229,044                                                            0           0
------------------------------------------------------------------------------------------------------------------------------------
Brady Capital Group LLC(35)               110,791                                                            0           0
------------------------------------------------------------------------------------------------------------------------------------
Derek Caldwell                            50,338                                         44,687              0           0
------------------------------------------------------------------------------------------------------------------------------------
CGT Management Ltd(36)                    1,145,169                                                          0           0
------------------------------------------------------------------------------------------------------------------------------------
Don Danks                                 33,601                                                             0           0
------------------------------------------------------------------------------------------------------------------------------------
DKR Soundshore Oasis Holding Fund Ltd(37) 984,169                                                            0           0
------------------------------------------------------------------------------------------------------------------------------------
Robert Feig                               206,135                                                            0           0
------------------------------------------------------------------------------------------------------------------------------------

----------
(26) Hirsch Wolf has sole dispositive and voting power in Hirsch Wolf & Co LLC.

(27) Director from June 2002 through June 29, 2004.

(28) Acting Chief Financial Officer from March 2003 through June 29, 2004.

(29) Gail Dessimoz and Michael Racz have shared dispositive and voting power in RDA International.

(30) Vice President, Product Development from April 2001 through February 24, 2003.

(31) John Ellsworth has sole dispositive and voting power in Terrace International.

(32) Mitchell Cohen has sole dispositive and voting power in J.A.S. Commercial Corp.

(33) Rosenthal & Rosenthal, Inc. is an affiliate of Rosenthal International Limited, a registered broker-dealer. The securities were acquired in the ordinary course of business and, at the time of the purchase of such securities to be resold under the registration statement, Rosenthal & Rosenthal, Inc. did not have any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities. Stephen J. Rosenthal, Eric J. Rosenthal and Robert Prizer have shared dispositive and voting power in Rosenthal & Rosenthal, Inc.

(34) David L. Stone has sole dispositive and voting power in Ajax Partners.

(35) Brian D. Jedwab has sole dispositive and voting power in Brady Capital Group LLC.

(36) Annette Holloway and M. Grace Riley have shared dispositive and voting power in CGT Management Ltd.

(37) DKR SoundShore Oasis Holding Fund Ltd. (the "Fund") is a master fund in a master-feeder structure. The Fund's investment manager is DKR Oasis Management Company LP (the "Investment Manager"). Pursuant to an investment management agreement among the Fund, the feeder funds and the Investment Manager, the Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims beneficial ownership of the shares.

------------------------------------------------------------------------------------------------------------------------------------
Name of Beneficial Owner                                            Amount and Nature of Beneficial Ownership
------------------------------------------------------------------------------------------------------------------------------------
                                          Shares owned prior        Shares issuable on   Shares              Number of shares owned
                                          to this offering and      conversion of        issuable on         by selling stockholder
                                          registered hereby         Series A Preferred   exercise of         or issuable to selling
                                                                    Stock owned prior    warrants owned      stockholder after
                                                                    to this offering     prior to this       offering and percent
                                                                    and registered       offering and        of total outstanding(1)
                                                                    hereby               registered hereby
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Common      Series A
                                                                                                             Stock       Convertible
                                                                                                                         Non
                                                                                                                         Redeemable
                                                                                                                         Preferred
                                                                                                                         Stock
------------------------------------------------------------------------------------------------------------------------------------
Richard Genovese                          1,316,605                                                          0           0
------------------------------------------------------------------------------------------------------------------------------------
David Goodfriend                          32,233                                         28,591              0           0
------------------------------------------------------------------------------------------------------------------------------------
Iroquois Capital LP(38)                   1,145,169                                                          0           0
------------------------------------------------------------------------------------------------------------------------------------
Theseus Fund, LP(39)                      1,071,335                                                          0           0
------------------------------------------------------------------------------------------------------------------------------------
Robert W. O'Neel, III                     497,001                                                            0           0
------------------------------------------------------------------------------------------------------------------------------------
William Saggio                            229,044                                                            0           0
------------------------------------------------------------------------------------------------------------------------------------
SBI USA, LLC(40)                          15,066                                                             0           0
------------------------------------------------------------------------------------------------------------------------------------
Nadine Smith                              251,954                                                            0           0
------------------------------------------------------------------------------------------------------------------------------------
SPH Investments(41)                       1,066                                                              0           0
------------------------------------------------------------------------------------------------------------------------------------
Shai Stern                                383,071                                                            0           0
------------------------------------------------------------------------------------------------------------------------------------
Richard Stone                             10,071                                         8,939               0           0
------------------------------------------------------------------------------------------------------------------------------------
M Paul Tompkins                           229,044                                                            0           0
------------------------------------------------------------------------------------------------------------------------------------
Phillip Vitug                             151,885                                                            0           0
------------------------------------------------------------------------------------------------------------------------------------
Winton Capital Holdings Ltd(42)           995,169                                                            0           0
------------------------------------------------------------------------------------------------------------------------------------
Marcia Kucher                                                                            455                 0           0
------------------------------------------------------------------------------------------------------------------------------------
Barbara A. Ras(43)                        89,000(44)                                                         0           0
-----------------------------------------------------------------------------------------------------------------------------------
BL Squared Foundation(45)                 1,333,332                                                          0           0
------------------------------------------------------------------------------------------------------------------------------------
The Ezra Charitable Trust(46)             1,333,332                                                          0           0
------------------------------------------------------------------------------------------------------------------------------------
Eli Levitin                               1,333,336                                                          0           0
------------------------------------------------------------------------------------------------------------------------------------
Total                                     40,116,340               6,416,677             2,064,096
------------------------------------------------------------------------------------------------------------------------------------

----------
(38) Joshua Silverman has sole dispositive and voting power in Iroquois Capital LP.

(39) Theseus Fund, LP, formerly known as Minotaur Fund LLP, is a registered investment company.

(40) Shelly Singhal has sole dispositive and voting power in SBI USA, LLC.

(41) Steven Harrington has sole dispositive and voting power in SPH Investments.

(42) Mark Belzberg and Andrew Mead have shared dispositive and voting power in Winton Capital Holdings Ltd.

(43) See Directors, Executive Officers, Promoters and Control Persons on page
12.

(44) Ms. Ras has direct beneficial ownership of 66,000 shares of common stock and indirect beneficial ownership of 23,000 shares of common stock owned by her husband.

(45) Mel E. Lifshitz, Sandy A. Liebhard and Stanley D. Bernstein each have sole dispositive and voting power in BL Squared Foundation.

(46) Ezra Birnabum, Caroline Birnbaum and Moshe Birnbaum each have sole voting and dispositive power over the securities held by The Ezra Charitable Trust. The Ezra Charitable Trust is an affiliate of Pond Equities, a registered broker dealer. The Ezra Charitable Trust acquired the securities in the ordinary course of business and, at the time of the purchase of such securities, had no agreements, plans or understandings, directly or indirectly, with any person to distribute such securities.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (currently the OTC Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the applicable exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions;

(f) market sales (both long and short to the extent permitted under the federal securities laws);

(g) at the market to or through market makers or into an existing market for the shares;

(h) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling stockholders of its shares of common stock, Series A Convertible Non Redeemable Preferred Stock and Warrants to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling stockholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL PROCEEDINGS

Other than as set forth below, we know of no material, active or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

On August 19, 2004 a complaint was filed by Radio Wave LLC ("Plaintiff"), in the Supreme Court of the State of New York, County of New York, against Essential Reality, LLC, Essential and David Devor, a former officer and a current employee of the Company, for rent and costs relating to premises formerly occupied by the Company. Plaintiff seeks to recover $150,416 for the period up to August 31, 2004, plus additional amounts to be determined by the Court for the period subsequent to August 31, 2004. Plaintiff also seeks to recover $50,000 in expenses and attorney fees plus additional amounts to be determined by the Court. The Company believes that the suit is without merit and intends to vigorously defend its position.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers, their ages, positions held and duration each person has held that position, are as follows:

NAME                     POSITION HELD WITH THE COMPANY                    AGE       DATE FIRST ELECTED OR APPOINTED
-----------------------------------------------------------------------------------------------------------------------------------
Jay Gelman               Chief Executive Officer, Assistant Secretary      44        Chief Executive Officer on June 29, 2004;
                         and Chairman of Board of Directors                          Assistant Secretary on November 11, 2004;
                                                                                     and Chairman of the Board of Directors on
                                                                                     October 14, 2004
-----------------------------------------------------------------------------------------------------------------------------------
Andre Muller             Chief Operating Officer, Secretary                40        Chief Operating Officer and President on
                         Director of the Board of Directors                          June 29, 2004; Secretary on November 11, 2004;
                                                                                     and Director on October 14, 2004
-----------------------------------------------------------------------------------------------------------------------------------
Barbara A. Ras           Chief Financial Officer                           43        Chief Financial Officer on April 7, 2005
-----------------------------------------------------------------------------------------------------------------------------------
Humbert B. Powell, III   Director                                          64        Director and Chairman of the Board of Directors
                                                                                     from July 1, 2002 until October 14, 2004 and
                                                                                     currently a Director
-----------------------------------------------------------------------------------------------------------------------------------
Thomas Vitiello          Director                                          44        Director on October 14, 2004
-----------------------------------------------------------------------------------------------------------------------------------
Steven H. Nathan         Director                                          55        Director on March 14, 2005
-----------------------------------------------------------------------------------------------------------------------------------

JAY GELMAN

Jay Gelman in 1989 co-founded L & J Marketing, Inc. d/b/a Alliance Distributors, a regional video game software and hardware distributor based in College Point, NY. He served as President, until December of 1997 when Alliance was sold to Take Two Interactive Software, Inc. From 1998 until 2003, Mr. Gelman was employed by Track Data Corporation (NASDAQ: TRAC) where he served as a director and as Executive Vice President. In 2003, Mr. Gelman co-founded Alliance Partners (name later changed to AllianceCorner Distributors Inc.), and served as its President and Chief Executive Officer. Since the acquisition by the Company of AllianceCorner Distributors Inc. on June 29, 2004, Mr. Gelman has served as Chief Executive Officer of the Company and is also currently the Chairman of the Board of Directors.

ANDRE MULLER

For more than five years prior to 2003 Andre Muller was employed as a General Manager by Take Two Interactive Software, Inc. In 2003, Mr. Muller co-founded Alliance Partners (name later changed to AllianceCorner Distributors Inc.), and served as its Chief Operating Officer. Since the acquisition by the Company of AllianceCorner Distributors Inc. on June 29, 2004, Mr. Muller has served as Chief Operating Officer and President of the Company.

BARBARA A. RAS

Barbara A. Ras has not engaged in business activities since September 2002. From October 1994 to August 2002 she was employed at Take Two Interactive Software, Inc. (NASDQ: TTWO), in several positions, including controller and chief accounting officer, and also as chief financial officer of Take Two's distribution arm. Previously, she was a tax accountant and an internal auditor. Ms. Ras is a certified public accountant.

HUMBERT B. POWELL, III

Humbert B. Powell, III has been a Managing Director at Sanders Morris Harris, a regional investment-banking firm headquartered in Houston, Texas, with a branch in New York City, since November 1996. He is a trustee of Salem-Teikyo University. Mr. Powell served as chief executive officer of the Company from June 20, 2002 until July 1, 2002.

THOMAS VITIELLO

For more than five years, Mr. Vitiello has been the president of VIT Trading, Inc., a trader in precious metals. He graduated from NYU with a BS in Finance in 1985.

STEVEN H. NATHAN

Steven H. Nathan has since 1997 served as President of Progressive Planning, Inc. a tax and financial consulting firm in Jericho, New York. From 1993 through 1997 he was Vice President and Chief Financial Officer of L & J Marketing, Inc. d/b/a Alliance Distributors, a regional video game software and hardware distributor based in College Point, New York. He held similar positions from 1984 to 1993 with Wren/AP Distributors.

TERM OF OFFICE

The Company's Directors are appointed for a one-year term to hold office until the next annual meeting of shareholders. Our officers serve at the pleasure of the Board of Directors.

See "Certain Relationships and Related Transactions" for information on a transaction between the Company and Jay Gelman.

There are no family relationships among directors or executive officers.

The Company has a separately designated standing audit committee established in March 2005 in accordance with Section 3(a)(58)(A) of the Exchange Act. Serving on the Committee are Steven H. Nathan and Thomas Vitiello. The Board of Directors has determined that it has an audit committee financial expert serving on the audit committee, Steven H. Nathan.

The board of directors have determined that Steven H. Nathan is an independent director based on Rule 4200 of the National Association of Securities Dealers' listing standards and is qualified as an "Audit Committee Financial Expert" as defined in Item 7(d)(3)(iv) of Schedule 14A.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership of the common stock and Series A Preferred Shares as of September 21, 2005.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of voting stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities.

In calculating the percentage ownership by any holder of common stock, the table considers that the total number of outstanding shares includes shares issuable on exercise of securities within 60 days from the date hereof that are beneficially owned by that holder. Accordingly, for calculating the percentage ownership of shares of common stock outstanding, for Nathan A. Low there are deemed outstanding 48,860,098 shares of common stock (see footnote 4 to the beneficial ownership table directly below), for Sunrise Equity Partners, Level Counter LLC and Marilyn Adler there are deemed outstanding 47,635,997 shares of common stock (because of the deemed conversion of 76,617 shares of Series A Preferred Shares convertible into 1,218,899 shares of common stock held by Sunrise Equity Partners; see footnotes 10 and 14 below), for Amnon Mandelbaum there are deemed outstanding 47,893,320 shares of common stock (because of the deemed conversion of 257,323 warrants owned by Mr. Mandelbaum and 1,218,899 shares beneficially owned by Mr. Mandelbaum, see footnote 12 below), for Jay Gelman, Andre Muller and Francis Vegliante there are deemed outstanding 46,692,098 shares of common stock (because of the deemed conversion of 275,000 employee stock options convertible into 275,000 shares of common stock), for Humbert B. Powell III, Thomas Vitiello and Steven H. Nathan there are deemed outstanding 46,454,598 shares of common stock (because of the deemed conversion of 37,500 employee stock options convertible into 37,500 shares of common stock), for Barbara A. Ras there are deemed outstanding 46,433,765 shares of common stock (because of the deemed conversion of 16,667 employee stock options convertible into 16,667 shares of common stock) and for all other holders there are deemed outstanding 46,417,098 shares of common stock.

For calculating the percentage ownership of the Series A Convertible Non Redeemable Preferred Stock ("Series A Preferred Shares"), for Jay Gelman, Northumberland Holdings, Ltd., Nathan A. Low Roth IRA, Nathan A. Low Family Trust, and Sunrise Foundation Trust there are deemed outstanding 403,335 shares of Series A Preferred Shares, and for Sunrise Equity Partners, Nathan A. Low, Level Counter LLC, Amnon Mandelbaum and Marilyn Adler there are deemed outstanding 326,718 shares of Series A Preferred Shares because of the deemed conversion of 76,617 shares of Series A Preferred Shares convertible into 1,218,899 shares of common stock held by Sunrise Equity Partners (see footnotes 8, 10, 12, and 14 below). Each Series A Preferred Share is convertible into
15.9090 shares of common stock except to the extent that as a result of conversion the holder would beneficially own in excess of 4.999% or 9.999% of the issued and outstanding shares ("4.999% Restriction").

-----------------------------------------------------------------------------------------
Name and address of beneficial    Common stock (% of class)   Series A Convertible Non
owner                                                         Redeemable Preferred
                                                              Shares (% of class)
-----------------------------------------------------------------------------------------
Jay Gelman,                       13,797,220(1) (29.55%)        168,427 (41.76%)(2)
15-15 132nd Street,
College Point, NY 11356
-----------------------------------------------------------------------------------------
Andre Muller                       8,501,671 (18.21%)                    0
15-15 132nd Street,
College Point, NY 11356
-----------------------------------------------------------------------------------------
Francis Vegliante                  4,501,655 (9.64%)                     0
15-15 132nd Street,
College Point, NY 11356
-----------------------------------------------------------------------------------------
Barbara A. Ras                       105,667 (0.23%)                     0
15-15 132nd Street,
College Point, NY 11356
-----------------------------------------------------------------------------------------
Humbert B. Powell, III                60,228 (0.13%)                     0
527 Madison Avenue,
NY, NY 10022
-----------------------------------------------------------------------------------------
Thomas Vitiello                       37,500 (0.08%)                     0
15-15 132nd Street,
College Point, NY 11356
-----------------------------------------------------------------------------------------
Steven H. Nathan                      37,500 (0.08%)                     0
15-15 132nd Street,
College Point, NY 11356
-----------------------------------------------------------------------------------------
Nathan A. Low(3)                   2,443,000(4) (4.999%)          320,514 (98.10%) (5)
c/o Sunrise Securities Corp.
641 Lexington Avenue
NY, NY 10022
-----------------------------------------------------------------------------------------

(1) Consists of 8,226,671 shares of common stock owned by Mr. Gelman, and 5,295,549 shares for which Mr. Gelman has a Voting Proxy referred to in Description of Business below.

(2) Consists of Series A Preferred Shares subject to the Voting Proxy.

(3) Mr. Low's wife has sole voting and investment power in the shares owned by Nathan A. Low Family Trust. Mr. Low has shared voting and investment power in Level Counter LLC, which has sole investment and voting power in the shares owned by Sunrise Equity Partners. Mr. Low has shared voting and investment power in the shares owned by Sunrise Foundation Trust. Mr. Low disclaims beneficial ownership of the shares owned by Nathan A. Low Family Trust, Sunrise Equity Partners and Sunrise Foundation Trust.

(4) These 2,443,000 shares consist of 800,527 shares issuable on exercise of warrants owned by Nathan A. Low, 200,132 shares issuable on exercise of warrants owned by Sunrise Foundation Trust, 223,442 shares issuable on exercise of warrants owned by Sunrise Securities Corp and 1,218,899 shares of common stock issuable on conversion of 76,617 shares of the Series A Convertible Non Redeemable Preferred Stock ("Series A Preferred Shares") owned by Sunrise Equity Partners. Excludes 2,290,384 shares of common stock for Nathan A Low Roth IRA, 756,302 shares of common stock for Nathan Low, 388,293 shares of common stock for Nathan A. Low Family Trust, 346,484 shares of common stock for Sunrise Foundation Trust, 246,145 shares of common stock for Sunrise Securities Corp. and 1,071,485 shares of common stock for Sunrise Equity Partners, which are not currently issuable on conversion of Series A Preferred Shares. Series A Preferred Shares owned by a holder will not be converted into common stock if and so long as a result of conversion the holder would beneficially own in excess of 4.999% or 9.999% of the issued and outstanding shares ("4.999% Restriction").

(5) Consists of 47,539 Series A Preferred Shares owned by Nathan A. Low, 24,407 Series A Preferred Shares owned by Nathan A. Low Family Trust, 143,967 Series A Preferred Shares owned by Nathan A. Low Roth IRA, 21,779 Series A Preferred Shares owned by Sunrise Foundation Trust, 15,472 Series A Preferred Shares owned by Sunrise Securities Corp. and 67,350 Series A Preferred Shares owned by Sunrise Equity Partners that are not convertible into common stock by reason of the 4.999% Restriction.

-----------------------------------------------------------------------------------------
Name and address of beneficial    Common stock (% of class)   Series A Convertible Non
owner                                                         Redeemable Preferred
                                                              Shares (% of class)
-----------------------------------------------------------------------------------------
Nathan A. Low Roth IRA                   0(6)                      143,967 (35.69%)(7)
c/o Sunrise Securities Corp.
641 Lexington Avenue
NY, NY 10022
-----------------------------------------------------------------------------------------
Nathan A. Low Family Trust               0                          24,407 (6.05%)
c/o Sunrise Securities Corp.
641 Lexington Avenue
NY, NY 10022
-----------------------------------------------------------------------------------------
Sunrise Foundation Trust                 0                          21,779 (5.40%)
c/o Sunrise Securities Corp.
641 Lexington Avenue
NY, NY 10022
-----------------------------------------------------------------------------------------
Sunrise Equity Partners           1,218,899 (2.56%)(8)              67,350 (20.61%)(9)
641 Lexington Avenue 25th Floor
New York, NY 10022
-----------------------------------------------------------------------------------------
Level Counter LLC                 1,218,899 (2.56%)(10)             67,350 (20.61%)(11)
641 Lexington Avenue 25th Floor
New York, NY 10022
-----------------------------------------------------------------------------------------
Amnon Mandelbaum                  1,766,167 (3.69%)(12)             67,350 (20.61%)(13)
641 Lexington Avenue 25th Floor
New York, NY 10022
-----------------------------------------------------------------------------------------
Marilyn Adler                     1,218,899 (2.56%)(14)             67,350 (20.61%)(15)
641 Lexington Avenue 25th Floor
New York, NY 10022
-----------------------------------------------------------------------------------------

(6) See Notes 4 and 5.

(7) See Notes 4 and 5.

(8) Excludes 1,071,485 shares of common stock, which, are not issuable on conversion of 67,350 Series A Preferred Shares because of the 4.999% Restriction. See Notes 4 and 5.

(9) See Notes 4 and 5.

(10) Level Counter LLC has sole investment and voting power in the shares owned by Sunrise Equity Partners. Level Counter LLC disclaims beneficial ownership of these shares.

(11) See Notes 4, 5 and 10.

(12) Consists of 289,945 shares and 257,323 warrants owned by Mr. Mandelbaum, and 1,218,899 shares owned by Level Counter LLC. Mr. Mandelbaum has shared voting and investment power in Level Counter LLC, which has sole investment and voting power in the shares owned by Sunrise Equity Partners. Mr. Mandelbaum disclaims beneficial ownership of the shares owned by Sunrise Equity Partners. See Note 10.

(13) See Notes 10, 11 and 12.

(14) Consists of shares owned by Level Counter LLC. Ms. Adler has shared voting and investment power in Level Counter LLC, which has sole investment and voting power in the shares owned by Sunrise Equity Partners. Ms. Adler disclaims beneficial ownership of the shares owned by Sunrise Equity Partners.

(15) See Notes 10, 11 and 14.

-----------------------------------------------------------------------------------------
Name and address of beneficial    Common stock (% of class)   Series A Convertible Non
owner                                                         Redeemable Preferred
                                                              Shares (% of class)
-----------------------------------------------------------------------------------------
Northumberland Holdings, Ltd.       2,320,832 (4.999%)(16)             53 (.01%)(17)
-----------------------------------------------------------------------------------------
Theseus Fund, L.P.                  4,400,000 (9.48%)                   0
f/k/a Minotaur Fund LLP
-----------------------------------------------------------------------------------------
All executive officers and         22,539,786 (47.86%)            168,427 (41.76%)
directors as a group
-----------------------------------------------------------------------------------------

(16) Consists of 2,182 shares of common stock owned since June 19, 2002 and 2,318,650 shares issued upon conversion of 145,743 Series A Preferred Shares on November 22, 2004.

(17) Balance amount remaining after conversion of 145,743 Series A Preferred Shares from a total 145,796 Series A Preferred Shares issued to Northumberland Holdings, Ltd.

DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and up to 10,000,000 shares of preferred stock, par value $0.001 per share, on such terms as the Board may determine.

As of September 21, 2005 the Company's outstanding capital stock consists of 46,417,098 shares of common stock, 403,335 shares of Series A Convertible Non Redeemable Preferred Stock convertible into a total of 6,416,677 shares of common stock, and warrants to buy 2,064,096 shares of common stock. The Company is authorized to issue a total of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which 1,685,115 has been designated as the Series A Convertible Non Redeemable Preferred Stock, so that 53,582,902 shares of common stock and 8,314,885 shares of preferred stock remain available for issuance.

COMMON STOCK

Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights.

Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as our Board of Directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the Board of Directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

SERIES A PREFERRED SHARES

Each share of Series A Preferred Shares is convertible into 15.9090 shares of common stock, votes with the common stock as one class on as converted basis, and otherwise ranks equally with the common stock on a pari passu as converted basis. Series A Preferred Shares owned by a holder will not be converted into common stock if and so long as a result of conversion the holder would beneficially own in excess of 4.999% or 9.999% of the issued and outstanding shares.

POTENTIAL ISSUANCE OF ADDITIONAL SERIES OF PREFERRED STOCK

The Company's Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of the Company's $0.001 par value preferred stock (the "Preferred Stock"). As of the date of this prospectus, other than the Series A Preferred Shares, no shares of Preferred Stock were outstanding. The Preferred Stock constitutes what is commonly referred to as "blank check" preferred stock. "Blank check" preferred stock allows the Board of Directors, from time to time, to divide the Preferred Stock into series, to designate each series, to issue shares of any series, and to fix and determine separately for each series any one or more of the following relative rights and preferences: (i) the rate of dividends; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption or purchase of shares; (vi) the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with the privilege of conversion; and
(vii) voting rights. Dividends on shares of Preferred Stock, when and as declared by the Board of Directors out of any funds legally available therefore, may be cumulative and may have a preference over Common Stock as to the payment of such dividends. Depending upon the voting rights granted to any series of Preferred Stock, issuance thereof could result in a reduction in the power of the holders of Common Stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends.

Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could result in a reduction in the assets available for distribution to the holders of the Common Stock in the event of liquidation of the Company. Holders of Preferred Stock will not have preemptive rights to acquire any additional securities issued by the Company. Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at least a majority of the outstanding shares constituting such series.

The issuance by the board of directors of new series Preferred Stock could, in certain instances, render more difficult or discourage a merger, tender offer, or proxy contest and thus potentially have an "anti-takeover" effect, especially if preferred shares were issued in response to a potential takeover. In addition, issuances of authorized preferred shares can be implemented, and have been implemented by some companies in recent years, with voting or conversion privileges intended to make acquisition of the corporation more difficult or more costly. Such an issuance could deter the types of transactions which may be proposed or could discourage or limit the stockholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the stockholders, and could enhance the ability of officers and directors to retain their positions.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements of Alliance Distributors Holding Inc. (formally Essential Reality Inc.) as of December 31, 2004 and for the year ended December 31, 2004 and for the period from May 9, 2003 (Inception) to December 31, 2003, filed with this prospectus and registration statement, have been audited by Mahoney Cohen & Company, CPA, P.C., an independent registered public accounting firm, as set forth in their report accompanying the financial statements, and have been included herein in reliance upon such report, and upon the authority of said firm as experts in accounting and auditing.

Certain legal matters in connection with this offering and Registration Statement are being passed upon by Oscar D. Folger, New York, New York. Each of Oscar Folger and Jeffrey Folger, an associate of the firm, owns 250,000 stock options granted under the Company's Alliance Distributors Holding Inc. 2004 Stock Plan. Mr. Folger's wife beneficially owns 1,984 shares of common stock through LCG Capital Group, LLC, which owns 109,091 shares of common stock.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation and bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF BUSINESS

Alliance Distributors Holding Inc. (the "Company" or "Alliance") is a distributor of video game consoles and video game peripherals, accessories and software. Our offices are located at 15-15 132nd Street, College Point, New York 11356. Our telephone number is (718) 747-1500.

Business Background

In June 2002, the Company, then named JPAL, Inc. ("JPAL"), a Nevada corporation which then had no ongoing business or significant assets, acquired Essential Reality, LLC ("ER, LLC") which had been formed in 1998 as Freedom Multimedia, LLC in Delaware to develop and market a virtual video game controller. Following this transaction, JPAL changed its name to Essential Reality, Inc. ("Essential"). In November 2003, we discontinued sales of our virtual video game controller because of our inability to raise necessary funds.

On June 17, 2004, Essential entered into a Share Exchange Agreement (the "Exchange Agreement") with Jay Gelman, Andre Muller and Francis Vegliante, the sole shareholders (the "Shareholders") of AllianceCorner Distributors Inc., a New York corporation ("AllianceCorner") which had been engaged in the video game distribution business since August 2003. Pursuant to the Exchange Agreement, the Company on June 29, 2004 acquired all the outstanding capital stock of AllianceCorner from the Shareholders and, in exchange for such capital stock, issued 517,105 Series B Convertible Non Redeemable Preferred Shares ("Series B Preferred Shares") to Jay Gelman, 517,105 Series B Preferred Shares to Andre Muller and 517,104 Series B Preferred Shares to Francis Vegliante. On November 22, 2004, the Series B Preferred Shares converted into 8,226,671 shares of common stock for each of Jay Gelman and Andre Muller and into 8,226,655 shares of common stock for Francis Vegliante.

In connection with this acquisition, the Company issued the share equivalent of 21,237,101 shares of common stock and 403,335 shares of Series A Convertible Non Redeemable Preferred Stock in private placements. Each share of Series A Convertible Non Redeemable Preferred Stock entitles the holder to 15.9090 votes, and votes as one class with the common stock on as converted basis. Certain holders granted to Jay Gelman an irrevocable voting proxy to vote their voting stock. As of September 21, 2005, Jay Gelman's voting proxy covered 5,295,549 shares of common stock, as well as 168,427 shares of Series A Convertible Non Redeemable Preferred Stock that have 2,679,520 votes, for a total voting proxy of 7,975,069 votes.

These transactions diluted the ownership of our shareholders prior to June 2004 to 1.077% of the 46,417,098 shares of common stock outstanding as of September 21, 2005.

We accounted for our acquisition of AllianceCorner as a reverse acquisition as of June 30, 2004. The pre-acquisition financial statements of AllianceCorner are treated as historical financial statements of the combined companies.

AllianceCorner was formed in May 2003 under the name Alliance Partners, Inc. The name of Alliance Partners, Inc. was changed to AllianceCorner Distributors Inc. in September 2003 and was further changed to Alliance Distributors Holding, Inc. ("Alliance New York") in July 2004. Effective November 17, 2004, Alliance New York was merged into Alliance Distributors Holding Inc., a Delaware corporation that was wholly owned by Essential.

Effective November 22, 2004, Essential reincorporated in Delaware and changed its name to Alliance Distributors Holding Inc. ("Alliance" or the "Company"), by way of a merger of Essential into Alliance, which was then a wholly owned Delaware subsidiary of Essential.

On March 7, 2005, Mr. Vegliante sold 4,000,000 shares of common stock to investors in a private transaction at a purchase price of $0.125 per share.

Our Business

What we Sell

We distribute to retail stores video game consoles that are manufactured by Sony Corporation (the "PlayStation(R)2 Computer Entertainment System"), Nintendo ("GameCubeTM and Game Boy(R) Advance") and Microsoft ("Xbox(R)"). We sell these consoles at prices ranging from $70 to $149. We also distribute accessories and game software that are made for these consoles by the console manufacturers and third parties. Accessories include controllers, memory cards, network adaptors, steering wheels for racing games and extra cable for game controllers. We sell our accessories and software at prices ranging from $5 to $125.

The Market

According to The NPD Group, Inc. a leading market information provider, the video game market in the US had sales of $9.9 billion in 2004.

Suppliers

We are direct distributors for Sony Computer Entertainment America Inc. ("Sony") and Nintendo of America Inc. ("Nintendo") and purchase product from them directly. We are also direct distributors for approximately 75 third-party vendors (including Electronic Arts Inc., Take Two Interactive Software, Inc. and THQ Inc.) of accessories and software for video games. We have no relationship with Microsoft for distribution of the Microsoft Xbox(R), and purchase our Xbox(R) supplies from another distributor.

For the fiscal year ended December 31, 2004 and for the six months ended June 30, 2005, we purchased approximately 30% of our products for cash in advance, and the balance on 30 day to 45 day terms. In addition to manufacturer credit and internally generated funds, we have a financing agreement with a lender under which the lender may in its discretion lend us up to $5,000,000 based on eligible receivables and inventory. We have pledged substantially all of our assets as security for this financing.

For fiscal year ended December 31, 2004 three of our suppliers in the aggregate accounted for approximately 50% of our purchases, and our 80 largest suppliers in the aggregate accounted for 75% of our purchases. For the six months ended June 30, 2005, one of our suppliers accounted for approximately 52% of our purchases, and our 5 largest suppliers in the aggregate accounted for 74% of our purchases. We have no long term agreement with any of our suppliers, and conduct business with them on an individual purchase order basis. Our business would be materially and adversely affected should any material supplier terminate its relationship with us or modify its relationship with us.

Warehouse and Showroom

We store our inventory in our 11,500 square foot warehouse in College Point, New York. We display our products to customers in a 3,000 square foot showroom that adjoins our executive offices. Products are either picked up directly by the customer from our warehouse or delivered through a third party courier. We deliver products at no additional charge to customers purchasing at least $500 worth of products in the New York metropolitan area and the surrounding tri-state region.

Our Customers; Sales and Marketing

Our customers consist primarily of approximately 2,500 to 3,000 retail stores located throughout the United States and Canada. A majority of these stores are located in the New York metropolitan area and the surrounding tri-state region. We estimate that these stores are owned by approximately 350 to 500 different entities. Approximately 50% of our sales are on a cash on delivery basis, and the balance is invoiced primarily on 7 through 30 day terms. To our knowledge, no group of stores under common ownership accounted for 10% or more of our sales for fiscal year ending 2004 and for the six months ended June 30, 2005.

We sell to our customers on a purchase order basis through our sales employees who are paid on a salary plus commission basis. We have no long-term sales agreements.

We market ourselves in part as being engaged in a "Video Game Alliance" with our customers. In this context we advise our customers on how best to sell the product they buy from us, and we offer them banners, and point of sale and similar material. In advertisements we list our customers and indicate that the advertisement is "brought to you by Alliance Distributors." We have not to date advertised in the trade press. We attend and exhibit at two trade shows annually.

We have developed a business-to-business website that will offer customers many of the conveniences of our retail showroom and the ability to order products directly on line. We believe that the website may allow us to expand our marketing area. We have incurred approximately $40,000 in developmental expenses for this website to date.

Warranties and Returns

We offer no warranties to our customers and do not have any facilities for the repair or service of any products. We nevertheless accept returns of product claimed to be defective and reimburse our customers for the full purchase price of these products. Although the majority of our suppliers in turn accept these returns from us, certain suppliers credit us with a fixed allowance for returns and require that we assume the risk of excess returns.

Competition

Mecca Electronics Industries, Inc., Jack of all Games (a subsidiary of Take Two Interactive Software, Inc.), About Time Inc, Pioneer Distributors Inc d/b/a JB Marketing, Florida State Games, SVG Distribution, Inc. and D&H Distributing Co., Inc. are the dominant distributors in our industry. These companies have significantly greater financial resources than our company. We compete with these companies on the basis of personalized service, advice and marketing support that we seek to offer to our customers.

Government Regulation

The manufacturers of our products must test them for compliance with Federal Communications Commission (FCC) standards to avoid radio frequency emissions that could interfere with other radio frequency transmissions or similar regulatory standards in other countries. We are not required to test our products for compliance.

Employees

We currently employ 30 employees, all except for six employees are employed on a full time basis.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of the Company, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion should be read in conjunction with our audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 5 of this prospectus.

OVERVIEW

See "Business-Background," for description of a transaction whereby AllianceCorner Distributors Inc. ("AllianceCorner") became a New York wholly-owned subsidiary of Essential. The name of AllianceCorner was changed to Alliance Distributors Holding, Inc. ("New York Alliance") in July 2004. Effective November 17, 2004, New York Alliance was merged into Alliance Distributors Holding Inc., a Delaware corporation that was wholly owned by Essential. Effective November 22, 2004, Essential reincorporated in Delaware and changed its name to Alliance Distributors Holding Inc. ("Alliance" or the "Company"), by way of a merger of Essential into Alliance, which was then a wholly owned Delaware subsidiary of Essential. The business of AllianceCorner became our only business. Since the former stockholders of AllianceCorner acquired a majority of our voting interests, the transaction was treated as a reverse acquisition of a public shell, with AllianceCorner treated as the acquirer for accounting purposes. Accordingly, the pre-acquisition financial statements of AllianceCorner are our historical financial statements. At the time of the acquisition, the Company had no continuing operations and its historical results would not be meaningful if combined with the historical results of AllianceCorner.

RESULTS OF OPERATIONS

The following tables show each specified item as a dollar amount and as a percentage of net sales for the three and six months ended June 30, 2005 and 2004, respectively, and should be read in conjunction with the financial statements included in the Quarterly Report on Form 10-QSB:

Three Months Ended June 30, 2005 compared to Three Months Ended June 30, 2004

                                      Three months                       Three months
                                         Ended                              Ended
                                     June 30, 2005                      June 30, 2004
                                      (Thousands)                        (Thousands)
                            ------------------------------     ------------------------------
Net sales                   $      12,225            100.0%    $       5,976            100.0%
Cost of goods sold                 11,154             91.2%            5,196             87.0%
                            -------------    -------------     -------------    -------------
   Gross profit                     1,071              8.8%              780             13.0%

Selling, general and
  administrative expenses           1,275             10.4%              803             13.4%
                            -------------    -------------     -------------    -------------
Loss from operations                 (204)            (1.6)%             (23)             (.4)%

Interest expense                      127              1.1%               33               .6%
                            -------------    -------------     -------------    -------------
Loss before income taxes             (331)            (2.7)%             (56)            (1.0)%

Income taxes                            5               .0%               (1)              .0%
                            -------------    -------------     -------------    -------------
Net loss                    $        (336)            (2.7)%   $         (55)            (1.0)%
                            =============    =============     =============    =============

Net sales increased by $6,248,426, or 104.6%, from $5,976,377 for the three months ended June 30, 2004 to $12,224,803 for the three months ended June 30, 2005. The growth in net sales was primarily due to the increase in sales with our existing customers, as well as an increase in our customer base.

Cost of goods sold increased by $5,957,695, or 114.6%, from $5,196,597 for the three months ended June 30, 2004 to $11,154,292 for the three months ended June 30, 2005. The increase was consistent with revenue growth. Gross profit as a percentage of net sales decreased to 8.8% for the three months ended June 30, 2005 from 13.0% for the three months ended June 30, 2004. This decrease was primarily due to the Company's strategy to grow the customer base and increase revenues during the second quarter, which historically has been the weakest period, by introducing incentive pricing programs to new and key customers. Cost of goods sold excludes the distribution costs of purchasing, receiving, inspection, warehousing and handling costs; we include these costs in our selling, general and administrative expenses. Our gross margins may not be comparable to those of other entities since some entities include these distribution costs in the cost of goods sold. These distribution costs were $265,270 and $225,702 for the quarter ended June 30, 2005 and 2004, respectively.

Selling, general and administrative expenses increased by $471,306, or 58.7%, from $803,096 for the three months ended June 30, 2004 to $1,274,402 for the three months ended June 30, 2005. The increase was primarily due to the Company's increase in salaries and related payroll taxes of $175,052, professional fees associated with the Company's expanded operations of $110,936, advertising and marketing expenses of $62,288 and insurance premiums of $44,999. Selling, general and administrative expenses as a percentage of net sales decreased to 10.4% for the three months ended June 30, 2005 from 13.4% for the three months ended June 30, 2004. For the three months ended June 30, 2005, selling, general and administrative expenses were comprised of the following:
$206,018 in selling expenses, $265,270 in distribution costs and $803,114 in general and administrative expenses. For the three months ended June 30, 2004, selling, general and administrative expenses were comprised of the following:
$125,597 in selling expenses, $225,702 in distribution costs and $451,797 in general and administrative expenses.

Interest expense increased by $93,356, or 279.0%, from $33,453 for the three months ended June 30, 2004 to $126,809 for the three months ended June 30, 2005. The increase was primarily due to increased borrowings as well as higher interest rates on bank borrowings during the second quarter of 2005. The increased borrowing levels were the result of increased sales volume that required higher inventory levels and increased accounts receivable.

Six Months Ended June 30, 2005 compared to Six Months Ended June 30, 2004

                                                 Six months                  Six months
                                                   Ended                        Ended
                                               June 30, 2005                June 30, 2004
                                                (Thousands)                  (Thousands)
                                         ------------------------     -----------------------
Net sales                                $   23,114         100.0%    $   13,276        100.0%
Cost of goods sold                           20,801          90.0%        11,397         85.8%
                                         ----------    ----------     ----------   ----------
   Gross profit                               2,313          10.0%         1,879         14.2%

Selling, general and
  administrative expenses                     2,552          11.0%         1,724         13.0%
                                         ----------    ----------     ----------   ----------
Income (loss) from operations                  (239)         (1.0)%          155          1.2%

Interest expense                                220           1.0%            61           .5%
                                         ----------    ----------     ----------   ----------
Income (loss) before income taxes              (459)         (2.0)%           94           .7%

Income taxes                                      6            .0%            11           .1%
                                         ----------    ----------     ----------   ----------
Net income (loss)                        $     (465)         (2.0)%   $       83           .6%
                                         ==========    ==========     ==========   ==========

Net sales increased by $9,837,620, or 74.1%, from $13,276,018 for the six months ended June 30, 2004 to $23,113,638 for the six months ended June 30, 2005. The growth in net sales was primarily due to the increase in sales with our existing customers, as well as an increase in our customer base.

Cost of goods sold increased by $9,403,572, or 82.5%, from $11,397,218 for the six months ended June 30, 2004 to $20,800,790 for the six months ended June 30, 2005. The increase was consistent with revenue growth. Gross profit as a percentage of net sales decreased to 10.0% for the six months ended June 30, 2005 from 14.2% for the six months ended June 30, 2004. This decrease was primarily due to the Company's strategy to grow the customer base and increase revenues by introducing incentive pricing programs to new and key customers. Cost of goods sold excludes the distribution costs of purchasing, receiving, inspection, warehousing and handling costs; we include these costs in our selling, general and administrative expenses. Our gross margins may not be comparable to those of other entities since some entities include these distribution costs in the cost of goods sold. These distribution costs were $518,580 and $504,903 for the six months ended June 30, 2005 and 2004, respectively.

Selling, general and administrative expenses increased by $828,146, or 48.0%, from $1,723,658 for the six months ended June 30, 2004 to $2,551,804 for the six months ended June 30, 2005. The increase was primarily due to the Company's increase in salaries and related payroll taxes of $245,604, professional fees associated with the Company's expanded operations of $173,699, allowance for doubtful accounts of $100,000, advertising and marketing expenses of $85,178, insurance premiums of $95,772 and stock option compensation expense of $30,666 as a result of 750,000 options that were granted to non-employees who provide services to the Company. Selling, general and administrative expenses as a percentage of net sales decreased to 11.0% for the six months ended June 30, 2005 from 13.0% for the six months ended June 30, 2004. For the six months ended June 30, 2005, selling, general and administrative expenses were comprised of the following: $370,777 in selling expenses, $518,580 in distribution costs and $1,662,447 in general and administrative expenses. For the six months ended June 30, 2004, selling, general and administrative expenses were comprised of the following: $257,887 in selling expenses, $504,903 in distribution costs and $960,868 in general and administrative expenses.

Interest expense increased by $159,814, or 263.7%, from $60,608 for the six months ended June 30, 2004 to $220,422 for the six months ended June 30, 2005. The increase was primarily due to increased borrowings as well as higher interest rates on bank borrowings during the first and second quarter of 2005. The increased borrowing levels were the result of increased sales volume that required higher inventory levels and increased accounts receivable.

YEAR ENDED DECEMBER 31, 2004 AND FOR THE PERIOD FROM August 11, 2003 (Commencement of Operations) TO DECEMBER 31, 2003

The following table shows each specified item as a dollar amount and as a percentage of net sales in each fiscal period, and should be read in conjunction with the financial statements included elsewhere in this Annual Report on Form 10-K:

                                                                    For the Period
                                         Year Ended               August 11, 2003 to
                                      December 31, 2004            December 31, 2003
                                         (Thousands)                  (Thousands)
                                   ------------------------     -----------------------
Net sales                          $   35,037         100.0%    $   10,513        100.0%
Cost of goods sold                     31,116          88.8%         9,219         87.7%
                                   ----------    ----------     ----------   ----------
   Gross profit                         3,921          11.2%         1,294         12.3%
Operating Expenses:
   Selling, general and
     administrative expenses            3,919          11.2%         1,077         10.2%
                                   ----------    ----------     ----------   ----------
Income from operations                      2            .0%           217          2.1%

Interest expense                          230            .7%             9           .1%
                                   ----------    ----------     ----------   ----------
Income(loss) before income taxes         (228)          (.7)%          208         2.00%
Income taxes                               14            .0%            79           .8%
                                   ----------    ----------     ----------   ----------

Net income (loss)                  $     (242)          (.7)%   $      129          1.2%
                                   ==========    ==========     ==========   ==========

RESULTS OF OPERATIONS

Net Sales. Net sales for the year ended December 31, 2004 were $35,036,991. From January 1, 2004 to August 10, 2004 net sales were $15,605,584. From August 11, 2004 to December 31, 2004 net sales were $19,431,407, as compared to net sales of $10,513,231 for the period from August 11, 2003, the date of commencement of operations, to December 31, 2003. The increase in sales for the period beginning August 11, 2004 and ending December 31, 2004 primarily resulted from the sales of new game software (Grand Theft Auto: San Andreas) and PlayStation 2 console hardware.

Cost of Goods Sold. For the year ended December 31, 2004, cost of goods sold totaled $31,116,020. From January 1, 2004 to August 10, 2004 cost of goods sold were $13,339,880, or 14.5% of gross profit. From August 11, 2004 to December 31, 2004 cost of goods sold were $17,776,140, or 8.5% of gross profit, as compared to $9,219,064 or 12.3% of gross profit for the period from August 11, 2003, the date of commencement of operations, to December 31, 2003.

The increase in cost of sales for the period beginning August 11, 2004 and ending December 31, 2004 was primarily due to the lack of Playstation 2 hardware in the marketplace. The lack of hardware resulted in a decrease in demand for game software, which in turn resulted in a decrease in profit margin from game software.

During the fourth quarter of fiscal 2004 the Company conducted its annual physical inventory. The physical inventory resulted in a difference with the perpetual inventory system of approximately $269,000, which was recorded as an expense within cost of goods sold in the accompanying financial statements and resulted in a corresponding 0.8% decrease on our gross profit for the year ended December 31, 2004.

Selling, General and Administrative Expenses. For the year ended December 31, 2004 selling, general and administrative expenses totaled $3,919,071, compared to $1,077,342 for the period from August 11, 2003, the date of commencement of operations, to December 31, 2003. The major components of selling, general and administrative expenses for the year ended December 31, 2004 were: (i) selling expenses, consisting primarily of salaries and commissions and salary related expenses, of $429,112; (ii) shipping and warehouse expenses, consisting primarily of salaries and salary related expenses and freight-out, of $637,773 and $244,610 respectively; and (iii) general and administrative expenses, consisting primarily of salaries and salary - related expenses of $1,335,142, and insurance, consulting fees, professional fees and rent of $698,127. Included in professional fees are one time expenses of $163,000.

Interest expense for the year ended December 31, 2004 totaled $229,844, compared to $9,009 for the period from August 11, 2003, the date of commencement of operations, to December 31, 2003. Interest expense relates to the note payable-bank and factor arrangements described below under Liquidity and Capital Resources.

LIQUIDITY AND CAPITAL RESOURCES

For the six months ended June 30, 2005 net cash used in operating activities was $1,899,515. Net cash used in operations for the six months ended June 30, 2005 consisted of a net loss of $465,481 and included the following changes in operating assets and liabilities: an increase in accounts receivable of $710,925, and an increase in inventory of $1,317,230. These increases were the result of increased sales volume.

Net cash used in investing activities for the six months ended June 30, 2005 was $68,162, which was primarily used for the purchase of equipment.

Net cash provided by financing activities for the six months ended June 30, 2005 was $1,763,112 which primarily consisted of net proceeds on our note payable to bank of $1,795,202.

For the six months ended June 30, 2004 net cash used in operating activities was $3,350,671. Net cash used in operations for the six months ended June 30, 2004 consisted of net income of $83,367 and included the following changes in operating assets and liabilities: an increase in funds on deposit with PPO escrow agent of $2,884,171, decrease in inventory of $1,400,991, decrease in accounts payable of $2,685,844 and increase in due to factor of $1,326,793, due to advances taken during the period.

Net cash used in investing activities for six months ended June 30, 2004 was $13,291, which was primarily used for the purchase of equipment.

Net cash provided by financing activities for the six months ended June 30, 2004 was $2,864,251, which consisted of gross proceeds of $4,000,000 from the PPO and payments of issuance costs and Essential pre-acquisition liabilities of $200,500 and $915,329, respectively.

For the year ended December 31, 2004 net cash used in operating activities was $5,181,707. Net cash used in operations for the year ended December 31, 2004 consisted of a net loss of $241,749 and included the following changes in operating assets and liabilities: an increase in accounts receivable of $3,216,014, an increase in inventory of $972,128 a decrease in accounts payable of $1,889,677 and a decrease in amount due to factor of $1,283,854.

Net cash used in investing activities for the year ended December 31, 2004 was $987,330, of which $68,952 was used for the purchase of equipment and $915,329 was used for the payment of Essential's pre-acquisition liabilities.

Net cash provided by financing activities for the year ended December 31, 2004 was $5,732,789 which consisted primarily of gross proceeds of $4,000,000 from the Offering, less payments of issuance costs of $200,500, payments of merger expenses of $111,963, repayment of long term obligations of $271,624, payment of deferred financing costs of $50,000 and net proceeds on our note payable to bank of $2,366,876.

In December 2003, AllianceCorner entered into a factoring arrangement with Rosenthal & Rosenthal, Inc. ("Rosenthal"), a commercial factor. As set forth in the next paragraph, this factoring arrangement was replaced with a Financing Agreement on November 11, 2004. Under the factoring arrangement as in effect through November 11, 2004, the Company sold a substantial portion of its trade receivables up to maximum credit limits established by the factor for each individual account. Receivables sold in excess of these limitations were subject to recourse in the event of non-payment by the customer. The Company paid interest at the prime lending rate plus 1.5% for advances made prior to the collection of the factored accounts receivable. Substantially all of the Company's assets were pledged as collateral under the factoring agreement. The Company was required to maintain a specified level of net worth, as defined.

On June 29, 2004 the Company received $2,884,171 in net proceeds from the sale of 1,124,767 shares of Series A 6% Convertible Non-Redeemable Preferred Shares of Essential ("Series A 6% Preferred Shares) in a private placement (the "Offering"). At the same time, substantially all outstanding debt of the Company was extinguished through either conversion into an aggregate of 452,202 shares of Series A 6% Preferred Shares or through cash payments.

On November 11, 2004, the Company, entered into a Financing Agreement ("Agreement") with Rosenthal & Rosenthal Inc. ("Rosenthal"). Under the Agreement, Rosenthal may in its discretion lend up to $5 million to the Company based on eligible inventory and receivables. All borrowings are due on demand, are secured by substantially all of the assets of the Company and are subject to the Company's compliance with certain financial covenants. The Agreement terminates November 30, 2007 unless terminated sooner by Rosenthal on 30 days' notice. Interest on outstanding borrowings is payable at a variable rate per annum, equal to the prime rate (but not less than 4.75 percent) plus 2.00 percent (8.25 percent as June 30, 2005). The Company's CEO and the Company's President signed limited guaranties in respect of borrowings under the Agreement.

Under the terms of the Agreement, the Company is required to maintain a specified level of net worth, working capital and debt ratios as defined. In May 2005, Rosenthal informed the Company that it did not comply with a financial covenant under the Agreement for the fourth quarter of 2004. Rosenthal has provided a waiver for this failure to comply. In addition, for the first and second quarter of 2005, the Company did not comply with certain financial covenants for which Rosenthal has also provided waivers.

The Company and Rosenthal are currently renegotiating the terms and covenants of the Agreement and the Company anticipates that such renegotiation will be successful. Subject to the execution of this revised agreement, the Company believes that it will have sufficient liquidity for the next twelve months and the foreseeable future. However, the Company would have to scale down its operations if it is unsuccessful in renegotiating the borrowing base and financial covenants. Furthermore, the Company would be materially and adversely affected if Rosenthal demands payment of these borrowings under the Agreement and the Company is unable to refinance these borrowings.

NON-BINDING LETTER OF INTENT

On September 6, 2005, the Company announced that it signed a non-binding letter of intent to acquire Foto Electric Supply Co., Inc., (Fesco). Fesco is a privately held company based in New York City whose primary business is the distribution of consumer electronics. Fesco's revenues in its most recent fiscal year were approximately $130 million.

The letter of intent contemplates a purchase price for Fesco of $75 million, payable $50 million in cash, $12.5 million in notes and $12.5 million in equity securities to be valued in relation to financing for the transaction. Although the Company anticipates that Sanders, Morris & Harris will assist the Company as investment bankers, the Company does not have any current arrangement or commitment for any financing for the transaction.

CRITICAL ACCOUNTING POLICIES

Certain of the Company's accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on historical experience, observation of trends in the industry, information provided by customers and information available from other outside sources, as appropriate. Critical accounting policies include:

Revenue Recognition - The Company recognizes sales upon shipment of products to customers as title and risk of loss pass upon shipment and collectibility is reasonably assured. Provisions for estimated uncollectible discounts and rebates to customers, estimated returns and allowances and other adjustments are provided for in the same period the related sales are recorded. While such amounts have been within expectations and the provisions established, the Company cannot guarantee that it will continue to experience the same rates as in the past.

Accounts Receivable - Accounts Receivable as shown on the Balance Sheet are net of allowances and anticipated discounts. The Company establishes credit terms for new clients based upon management's review of their credit information and projects terms, performs ongoing credit evaluations of its customers, adjusting credit terms when management believes appropriate based upon payment history and an assessment of their current credit worthiness. The allowance for doubtful accounts is determined through analysis of the aging of accounts receivable at the date of the financial statements for estimated losses resulting from the inability of its clients to make required payments. The Company determines this allowance by considering a number of factors, including the length of time trade accounts receivable are past due, previous loss history, estimate of the client's current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. While credit losses have generally been within expectations and the provisions established, the Company cannot guarantee that credit loss rates in the future will be consistent with those experienced in the past. In addition, the Company has credit exposure if the financial condition of one of its major clients were to deteriorate. In the event that the financial condition of its clients were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be necessary. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change. The Company increased its allowance for doubtful accounts by $100,000 during the first quarter of 2005 and maintains a balance of approximately $133,000 at June 30, 2005.

Inventories - Inventory is stated at the lower of cost or market, cost being determined on the average cost basis. Write-downs for slow moving and aged merchandise are provided based on historical experience and current product demand. The Company evaluates the adequacy of the write-downs quarterly. While write-downs have been within expectations and the provisions established, the Company cannot guarantee that it will continue to experience the same level of write-downs as in the past.

DESCRIPTION OF PROPERTY

Our executive offices and an adjoining showroom are located in about 5,500 square feet of space at 15-15 132nd Street, College Point, NY 11356. This space is leased through KIM Management at a monthly rent of approximately $5,000 excluding property taxes, maintenance and utilities. The lease will terminate on February 28, 2013. Our 11,000 square foot warehouse, comprised of two adjacent spaces, is located at 18-37 through 18-39 128th Street, College Point, NY 11356 and is leased through AJ Pegno Reality at a monthly rental of $9,500. The lease will terminate on June 30, 2008. Our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as disclosed below, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest.

Employment Agreement. The Company has a two year employment agreement (the "Employment Agreement") effective as of July 1, 2004 with Jay Gelman, who is the Company's Chief Executive Officer and Chairman of its Board of Directors. The Employment Agreement provides for annual compensation of $300,000 for the first year and $350,000 for the second year. The Employment Agreement also provides for the Board of Directors to award discretionary bonuses to Mr. Gelman in an amount equal to his salary. In the event of a termination of Mr. Gelman's employment by the Company other than for Cause, as defined under the Employment Agreement, or by Mr. Gelman for Good Reason, as defined under the Employment Agreement, Mr. Gelman will be entitled to a lump sum payment equal to three times his base salary for the period from the date of termination through June 30, 2006. The Employment Agreement contains a 12-month non-compete provision effective following termination, except for termination by the Company other than for Cause, or Good Reason by Mr. Gelman. The Employment Agreement also contains customary confidentiality provisions.

Reference is made to the Liquidity and Capital Resources section above for a discussion relating to limited guaranties signed by the Company's CEO and the Company's President with respect to borrowings by the Company under the Financing Agreement.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the OTC Bulletin Board since April 28, 2005. It traded on the Pink Sheets Electronic Quotation Service from July 2003 to April 27, 2005 and on the OTC Bulletin Board from April 19, 2001 until July 2003. Our current trading symbol is ADTR.OB. The following table sets out the high and low closing bid prices of our common stock during the periods indicated as quoted on the OTC Bulletin Board and the Pink Sheets Electronic Quotation Service. Prices are adjusted to reflect a one-for 44 reverse split effective on November 22, 2004, and reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

--------------------------------------------------------------------------------
           QUARTER ENDED                    BID PRICE PER SHARE
--------------------------------------------------------------------------------
               2003                     HIGH                   LOW
--------------------------------------------------------------------------------
          March 31, 2003               $28.60                 $24.20
--------------------------------------------------------------------------------
           June 30, 2003               $11.00                 $11.00
--------------------------------------------------------------------------------
        September 30, 2003              $7.48                  $3.08
--------------------------------------------------------------------------------
         December 31, 2003             $22.44                  $2.20
--------------------------------------------------------------------------------
               2004                     HIGH                   LOW
--------------------------------------------------------------------------------
         March 31, 2004                $11.00                  $4.84
--------------------------------------------------------------------------------
          June 30, 2004                $15.40                  $3.52
--------------------------------------------------------------------------------
        September 30, 2004             $15.40                  $4.40
--------------------------------------------------------------------------------
         December 31, 2004              $4.40                  $0.20
--------------------------------------------------------------------------------
              2005                      HIGH                   LOW
--------------------------------------------------------------------------------
          March 31, 2005                $0.65                  $0.11
--------------------------------------------------------------------------------
           June 30, 2005                $0.20                  $0.12

On September 21, 2005, the shareholders' list of our shares of common stock showed 128 registered shareholders and 46,417,098 shares of common stock and 403,335 shares of Series A Convertible Non Redeemable Preferred Stock outstanding, which upon conversion will convert into 6,416,677 shares of common stock.

We have not declared any cash dividends for the last two fiscal years and in any subsequent interim period and do not anticipate that we will do so in the foreseeable future. Although there are no restrictions that limit the ability to pay dividends on our shares of common stock, our intention is to retain future earnings for use in our operations and the expansion of our business.

EQUITY COMPENSATION PLAN INFORMATION

Our current Alliance Distributors Holding Inc. 2004 Stock Plan (the "Plan") was adopted by our directors on October 25, 2004 and was approved by our shareholders on October 25, 2004. During fiscal year ended 2004, no options have been granted under the Plan and no prior options were outstanding.

As of June 30, 2005, the Company granted a total of 7,650,000 options under the Plan. The options are outstanding ten-year non-qualified options to purchase the Company's common stock, 7,500,000 of the options have an exercise price of $0.325 per share and 150,000 of the options have an exercise price of $0.32 per share, vest and become exercisable in 12 equal quarterly installments. Of the total options granted, 1,100,000 options were granted to Jay Gelman, the CEO and Chairman of the Board of Directors of the Company, 1,100,000 options were granted to Andre Muller, the President, COO and a director of the Company, 100,000 options were granted to Barbara A. Ras, CFO of the Company and 150,000 options were granted to each of Thomas Vitiello, Steven H. Nathan and Humbert B. Powell, III, each a non-employee director of the Company. The options were granted in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth certain information as to the total remuneration paid by the Company to its Chief Executive Officer. No other officer received salary and bonus payments, other than the named individual, in excess of $100,000 for each of the last three completed fiscal years.

--------------------------------------------------------------------------------------------------------------------------------
       Name and Principal Position                 Fiscal Year Ended December 31               Annual Compensation Salary

--------------------------------------------------------------------------------------------------------------------------------
     Jay Gelman, Chief Executive Officer                      2004                                   $ 182,211 *
--------------------------------------------------------------------------------------------------------------------------------
       Andre Muller, President and
         Chief Operating Officer                              2004                                   $ 182,211 *
--------------------------------------------------------------------------------------------------------------------------------
 Steven T. Francesco, Chief Executive Officer                 2004                                       $0
                                                              2003                                       $0
                                                              2002                                    $127,000
--------------------------------------------------------------------------------------------------------------------------------

* For the period from June 29, 2004 through December 31, 2004

Following the resignation of Mr. Francesco as Chief Executive Officer after February 5, 2003, the company had no Chief Executive Officer or President for the remainder of the fiscal year 2003 and no other officers or employees that were compensated in excess of $100,000 during the fiscal years ended December 31, 2001, 2002 and 2003. During the fiscal year ended December 31, 2002, the Company had three chief executive officers. Frank Drechsler served as chief executive officer until our business combination with ER LLC on June 20, 2002. Mr. Drechsler did not earn or receive any compensation for services he rendered. Following the business combination, Humbert B. Powell, III acted as chief executive officer until July 1, 2002. Mr. Powell did not earn or receive any compensation for services he rendered in such capacity. Steven T. Francesco served as chief executive officer from July 1, 2002 until February 5, 2003. From February 5, 2003 until December 31, 2003, John Gentile served as principal executive officer. Mr. Gentile did not earn or receive any compensation for services he rendered. Mr. Gelman has served as Chief Executive Officer of the Company since the acquisition by the Company of AllianceCorner Distributors Inc. on June 29, 2004 and is also currently the Chairman of the Board of Directors. Mr. Muller has served as Chief Operating Officer and President of the Company since the acquisition by the Company of AllianceCorner Distributors Inc. on June 29, 2004 and is currently a director of the Board of Directors.

DIRECTOR COMPENSATION

On January 14, 2005, the board of directors resolved that each director will be entitled to a $1,500 fee for each of four regularly scheduled meetings during each year.

Prior to August 30, 2004, board members were compensated for their services as director. Each member received annual compensation of $10,000 ($12,000 if acting as chairman of a committee) plus options to purchase 10,000 shares of the Company's common stock at an exercise price equal to the closing price of our common stock on the date of the grant. The options vested over a one-year period in equal quarterly amounts, so long as the director completed service for such quarter. Non-employee directors were reimbursed for reasonable expenses in connection with serving as a director and member of a committee. There were 100,000 options issued prior to June 29, 2004, all of which were cancelled pursuant to terms of the Exchange Agreement.

EMPLOYMENT AGREEMENT

Reference is made to Certain Relationships and Related Transactions describing the Company's employment agreement with Jay Gelman, the Company's Chief Executive Officer and Chairman.

                                      INDEX

                                                                                    PAGE
ALLIANCE DISTRIBUTORS HOLDING INC. (FORMERLY ESSENTIAL REALITY, INC.)

      Report of Independent Registered Public Accounting Firm                          F - 1

      Balance Sheet as of December 31, 2004                                            F - 2

      Statements of Operations for the year ended December 31, 2004 and for the Period from May 9, 2003 (Inception) to
        December 31, 2003                                                              F - 3

      Statements of Stockholders' Equity for the year ended December
        31, 2004 and for the Period from May 9, 2003 (Inception)
        to December 31, 2003                                                           F - 4

      Statements of Cash Flows for the year ended December 31, 2004 and for the Period from May 9, 2003(Inception) to
        December 31, 2003                                                     F - 5 to F - 6

Notes to Financial Statements                                                F - 7 to F - 15


ALLIANCE DISTRIBUTORS HOLDING INC.

      Balance Sheet as of June 30, 2005 (Unaudited)                                   F - 16

      Statements of Operations for the three and six months
        ended June 30, 2005 and 2004 (Unaudited)                                    F - 17

      Statement of Stockholders' Equity for the six months
        ended June 30, 2005 (Unaudited)                                             F - 18

      Statements of Cash Flows for the six months
        ended June 30, 2005 and 2004 (Unaudited)                                    F - 19

      Notes to Financial Statements (Unaudited)                             F - 20 to F - 24

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Stockholders
Alliance Distributors Holding Inc.
(Formerly Essential Reality, Inc.)

We have audited the accompanying balance sheet of Alliance Distributors Holding Inc. (formerly Essential Reality, Inc.) as of December 31, 2004, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2004 and the period from May 9, 2003 (inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alliance Distributors Holding Inc. (formerly Essential Reality, Inc.) as of December 31, 2004, and the results of its operations and its cash flows for the year ended December 31, 2004 and the period from May 9, 2003 (inception) to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.


                /s/ Mahoney Cohen & Company, CPA, P.C.

                New York, New York
                March 9, 2005

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                       (FORMERLY ESSENTIAL REALITY, INC.)
                                  Balance Sheet
                                December 31, 2004

                                     ASSETS

Current assets:
    Cash                                                               $ 220,605
    Accounts receivable, net of allowance for doubtful
        accounts of approximately $37,000                              3,370,559
    Inventory                                                          3,868,335
    Due from vendors                                                      34,248
    Prepaid expenses and other current assets                            177,441
                                                                      ----------
                Total current assets                                   7,671,188

Property and equipment, net                                              409,374

Other assets                                                              76,800
                                                                      ----------
                                                                      $8,157,362
                                                                      ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Note payable-bank                                                 $2,366,876
    Accounts payable                                                   2,574,642
    Current portion of long term obligations                              28,056
    Accrued expenses and other current liabilities                       114,212
                                                                      ----------
                Total current liabilities                              5,083,786

Long term obligations                                                     31,788

Deferred lease obligation                                                 17,597

Commitments and contingencies

Stockholders' equity:
    Series A Convertible Non-Redeemable Preferred Stock,
      $.001 par value - Authorized, 8,833,334 shares;
      issued and outstanding,564,649 shares                                  564

    Common stock, $.001 par value - Authorized, 100,000,000 shares;
      Issued and outstanding 43,850,740, shares                           43,851

    Additional paid-in capital                                         3,186,240
    Accumulated deficit                                                (206,464)
                                                                      ----------
                Total stockholders' equity                             3,024,191
                                                                      ----------
                                                                      $8,157,362
                                                                      ==========

See notes to financials statements.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                       (FORMERLY ESSENTIAL REALITY, INC.)
                            Statements of Operations
                    For the Year Ended December 31, 2004 and
        For the Period from May 9, 2003 (Inception) to December 31, 2003

                                                         2004              2003
                                                     ------------      ------------
Net sales                                            $ 35,036,991      $ 10,513,231

Cost of goods sold                                     31,116,020         9,219,064
                                                     ------------      ------------
Gross profit                                            3,920,971         1,294,167

Selling, general and administrative expenses            3,919,071         1,077,342
                                                     ------------      ------------
Income from operations                                      1,900           216,825

Interest expense                                          229,844             9,009
                                                     ------------      ------------

Income (loss) before provision for income taxes          (227,944)          207,816

Provision for income taxes                                 13,805             8,000
                                                     ------------      ------------
Net income (loss)                                        (241,749)          199,816

Preferred stock dividends                                 164,531                --
                                                     ------------      ------------
Net loss available to common shareholders            $   (406,280)     $    199,816
                                                     ============      ============
Net income (loss) per share - Basic and diluted      $       (.01)     $        .01
                                                     ============      ============

Basic and diluted weighted-average common shares
    outstanding                                        35,873,457        24,679,997
                                                     ============      ============

See notes to financial statements.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                        (FORMERLY ESSENTIAL REALITY, INC)
                       Statements of Stockholders' Equity
                    For the Year Ended December 31, 2004 and
                 For the Period from May 9, 2003 (Inception) to
                                December 31, 2003

                                               Preferred Stock A            Preferred Stock B                 Common Stock
                                           --------------------------------------------------------------------------------------
                                             Shares         Amount         Shares         Amount         Shares         Amount
                                           -----------    -----------    -----------    -----------    -----------    -----------
Balance, May 9, 2003 (Inception)                    --    $        --             --    $        --             --    $        --

Issuance of common stock                                                                                       300            300

Additional capital contribution                     --             --             --             --             --             --

Net income                                          --             --             --             --             --             --

                                           -----------    -----------    -----------    -----------    -----------    -----------
Balance, January 1, 2004                            --             --             --             --            300            300

Exchange of Alliance
  shares for Essential shares                       --             --      1,551,314          1,551           (300)          (300)

Essential shareholders' shares
  prior to reverse acquisition                      --             --             --             --        422,457            422

Issuance of shares in exchange
  for Essential debt and Essential's
  debt and liabilities assumed                 452,202            452             --             --         77,543             78

Proceeds from PPO, net of
  cash issuance costs                        1,124,767          1,125             --             --             --             --

Shares issued to placement
  agent of PPO, net of merger
  expenses of $385,000                         108,146            108             --             --             --             --

Preferred stock dividend                        46,200             46             --             --             --             --

Conversion of Preferred Stock B
  into common stock                                 --             --     (1,551,314)        (1,551)    24,679,997         24,680

Conversion of Preferred Stock A
  into common stock                         (1,166,666)        (1,167)            --             --     18,560,743         18,561

Shares issued to settle common
  stock liability                                   --             --             --             --        110,000            110

Warrants issued to lender                           --             --             --             --             --             --

Merger expenses and registration
  fees                                              --             --             --             --             --             --

Net loss                                            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Balance, December 31, 2004                     564,649    $       564             --    $        --     43,850,740    $    43,851
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                                          Retained
                                         Additional       Earnings          Total
                                          Paid In       (Accumulated     Stockholders'
                                          Capital         Deficit)          Equity
                                       -------------    -------------    -------------
Balance, May 9, 2003 (Inception)       $          --    $          --    $          --

Issuance of common stock                          --               --              300

Additional capital contribution              435,715               --          435,715

Net income                                                    199,816          199,816
                                       -------------    -------------    -------------
Balance, January 1, 2004                     435,715          199,816          635,831

Exchange of Alliance
  shares for Essential shares                 (1,251)              --               --

Essential shareholders' shares
  prior to reverse acquisition                  (422)              --               --

Issuance of shares in exchange
  for Essential debt and Essential's
  debt and liabilities assumed            (1,068,428)              --       (1,067,898)

Proceeds from PPO, net of
  cash issuance costs                      3,798,375               --        3,799,500

Shares issued to placement
  agent for PPO, net of merger
  expenses of $385,000                          (108)              --               --

Preferred stock dividend                     164,485         (164,531)              --

Conversion of Preferred Stock B
  into common stock                          (23,129)              --               --

Conversion of Preferred Stock A
  into common stock                          (17,394)              --               --

Shares issued to settle common
  stock liability                             32,090               --           32.200

Warrants issued to lender                     60,000               --           60,000

Merger expenses and registration
  fees                                      (193,693)              --         (193,693)

Net loss                                          --         (241,749)        (241,749)
                                       -------------    -------------    -------------
Balance, December 31, 2004             $   3,186,240    $    (206,464)   $   3,024,191
                                       =============    =============    =============

See notes to financial statements

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                       (FORMERLY ESSENTIAL REALITY, INC.)
                            Statements of Cash Flows
                    For the Year Ended December 31, 2004 and
        For the Period from May 9, 2003 (Inception) to December 31, 2003

                                                                    2004           2003
                                                               ------------    -----------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
    Net income (loss)                                          $   (241,749)   $   199,816
    ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO
    NET CASH PROVIDED BY (USED IN)
     OPERATING ACTIVITIES:
        Deferred rent                                                13,359          4,236
        Depreciation and amortization                                82,950         26,928
        Bad Debt expense                                             27,050         10,000
        Interest amortization of deferred financing costs            10,833             --
        CHANGES IN ASSETS AND LIABILITIES:
         (Increase) decrease in assets
           Accounts receivable                                   (3,216,014)      (190,864)
           Due from factor                                        1,283,854     (1,283,854)
           Inventory                                               (972,128)       203,419
           Due from vendors                                         (19,848)       (14,400)
           Prepaid expenses and other current assets                (64,185)       (42,074)
         Increase (decrease) in liabilities
           Accounts payable                                      (1,889,677)     1,500,465
           Accrued expenses and other current
              liabilities                                          (195,241)       187,900
                                                               ------------    -----------
        Net cash provided by (used in)
         operating activities                                    (5,181,707)       601,752
                                                               ------------    -----------
CASH FLOWS USED IN INVESTING ACTIVITIES:
    Purchase of property and equipment                              (68,952)      (130,044)
    Increase in other assets                                         (3,049)       (18,334)
    Payments for pre-acquisition liabilities                       (915,329)            --
                                                               ------------    -----------
    Net cash used in investing activities                          (987,330)      (148,378)
                                                               ------------    -----------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
    Proceeds from sale of securities                              4,000,000             --
    Proceeds from note payable - bank                            10,018,726             --
    Repayments of note payable - bank                            (7,651,850)            --
    Payments for issuance costs                                    (200,500)            --
    Payments for merger costs                                      (111,963)            --
    Repayment of long-term obligations                             (271,624)       (11,827)
    Capital contribution                                                 --        200,000
    Proceeds from notes payable                                          --         15,306
    Payment of deferred financing costs                             (50,000)
                                                               ------------    -----------
        Net cash provided by financing activities                 5,732,789        203,479
                                                               ------------    -----------
NET INCREASE (DECREASE) IN CASH                                    (436,248)       656,853

CASH, beginning of period                                           656,853             --
                                                               ------------    -----------
CASH, end of year                                              $    220,605    $   656,853
                                                               ============    ===========

See notes to financial statements

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                       (FORMERLY ESSENTIAL REALITY, INC.)
                      Statements of Cash Flows (Continued)
                    For the Year Ended December 31, 2004 and
        For the Period from May 9, 2003 (Inception) to December 31, 2003

                                                                    2004          2003
                                                               -------------   -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Interest paid                                              $     148,413   $     4,009
                                                               =============   ===========
    Income tax paid - S Corporation related taxes              $      19,222   $        --
                                                               =============   ===========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES
 Inventory financed by accounts payable                        $          --   $ 3,099,626
                                                               =============   ===========

 Fair market value of property and equipment contributed       $          --   $   276,138
 Capitalized lease obligations assumed                         $          --       (27,277)
 Notes payable assumed                                         $          --       (12,896)
                                                               -------------   -----------
 Net capital contributed                                       $          --   $   236,015
                                                               =============   ===========

 Equipment acquired under capital lease obligations            $          --   $    17,444
                                                               =============   ===========
 Equipment financed by note payable                            $          --   $    26,674
                                                               =============   ===========
Issuance of Series A 6% Preferred Stock                        $     385,000   $        --
 to placement agent                                             ============   ===========

Pre-acquisition liabilities assumed                            $   1,067,898   $        --
                                                               =============   ===========
 Series A 6% Preferred Stock dividend paid in-kind             $     164,531   $        --
                                                               =============   ===========
Merger and registration costs accrued and in accounts
  payable                                                      $      81,730   $        --
                                                               =============   ===========

Issuance of common stock to settle liability                   $      32,200   $        --
                                                               =============   ===========

Issuance of warrants to lender                                 $      60,000   $        --
                                                               =============   ===========

See notes to financial statements

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                       (FORMERLY ESSENTIAL REALITY, INC.)
                          Notes to Financial Statements

Note 1 - BASIS OF PRESENTATION, ORGANIZATION AND OTHER MATTERS

Alliance Distributors Holding Inc. (the " Company" or "Alliance"), formerly Essential Reality, Inc., is a wholesale distributor of video games, consoles, peripherals, accessories and software to customers throughout the United States for most key manufacturers and third party publishers in the video game industry.

On June 17, 2004, Essential Reality, Inc, ("Essential") entered into a Share Exchange Agreement (the "Exchange Agreement") with Jay Gelman, Andre Muller and Francis Vegliante, who were the sole shareholders (the "Shareholders") of AllianceCorner Distributors Inc., a privately held, wholesale distributor incorporated in New York ("AllianceCorner"). Alliance had no prior affiliation with Essential and commenced operations in August 2003. Pursuant to the Exchange Agreement, Essential on June 29, 2004 acquired all the outstanding capital stock of AllianceCorner from the Shareholders in exchange for 1,551,314 Series B Convertible Non Redeemable Preferred Shares ("Series B Preferred Shares"). As a result of the acquisition, the business of Alliance is Essential's only business. The transaction was accounted for as a reverse acquisition as of June 30, 2004 and the pre-acquisition financial statements of AllianceCorner are treated as historical financial statements of the combined companies. As the transaction was accounted for as a reverse acquisition into a public shell, no goodwill has been recorded and the costs incurred have been accounted for as a reduction of additional paid-in capital. As a result of the reverse acquisition:
(i) the historical financial statements of Essential for periods prior to the date of the transaction are not presented and (ii) because AllianceCorner is the accounting acquirer, Essential's historical stockholders' equity is not carried forward to the merged company as of June 30, 2004. The net monetary liabilities of Essential assumed in the transaction were approximately $153,000 after payments of approximately $915,000.

The name of AllianceCorner Distributors, Inc. was changed to Alliance Distributors Holding Inc. (d/b/a Alliance Distributors) after the acquisition and Essential does business under that name. The Company operates as a single segment.

AllianceCorner Distributors Inc., whose operations commenced in August 2003, was incorporated as Alliance Partners, Inc. in May 2003 under the laws of the State of New York and financed with $200,000 of equity. In September 2003, the Company admitted a new stockholder, changed its name to AllianceCorner Distributors Inc. and purchased substantially all of the inventory of Corner Distributors, Inc. ("Corner"), a company previously managed by the new stockholder and owned by a relative of the stockholder, for $3,099,626.

NATURE OF BUSINESS

Essential Reality, LLC ("ER, LLC") was formed as Freedom Multimedia, LLC in the state of Delaware on July 9, 1998 and began active operations on June 1, 1999. The Company changed its name to ER, LLC on December 29, 1999. On June 20, 2002, ER, LLC completed a business combination (recapitalization) with JPAL, Inc. ("JPAL"), a Nevada Corporation (the "Transaction") whereby, all of the members of ER, LLC contributed their membership interests in ER, LLC to JPAL in exchange for shares of the JPAL's common stock. Following the Transaction, JPAL changed its name to Essential Reality, Inc.

On November 6, 2003 the Board of Directors of the Company resolved to discontinue the sales of the P5(TM) Unit, a virtual controller, because of the lack of capital and the ability to raise additional funds and resolved to pursue the Exchange Agreement with AllianceCorner.

PRIVATE PLACEMENT OFFERING

As part of the Exchange Agreement with AllianceCorner, Essential was required to raise funds to complete the transaction. Essential offered 1,124,767 shares of Series A 6% Convertible Non Redeemable Preferred Shares (the "Series A Preferred Shares"), through a private placement offering ("PPO"). The PPO resulted in gross proceeds of $4,000,000 and net proceeds to the Company of $3,799,500 less $915,329 for payments of Essential's liabilities. At the same time, substantially all outstanding debt of Essential was extinguished through either conversion into an aggregate of 452,202 Series A Preferred Shares or through cash payments.

Sunrise Securities Corp. ("Sunrise") acted as the placement agent in connection with the PPO and received (a) an $8,500 nonrefundable retainer fee; and (b) a commission consisting of 108,146 shares of Series A Preferred Shares and 5 year warrants due June 29, 2009 to purchase 1,564,096 shares of common stock at an exercise price of $.22. (See Stockholders' Equity section below).

STOCKHOLDERS' EQUITY

Each share of common stock entitles the holder thereof to one vote on each matter that may come before a meeting of the shareholders. Any Series A Preferred Share or Series B Preferred Share entitles the holder to 15.9090 votes, and votes as one class with the common stock.

In the Exchange Agreement, the Shareholders agreed to vote their Series B Preferred Shares in favor of an amendment to the Company's Articles of Incorporation that would increase the number of authorized shares of common stock from 50,000,000 to 4,400,000,000 (the "Amendment"), and in favor of a simultaneous reverse split of the common stock on the basis of one share for forty-four shares to 100,000,000 authorized shares (the "Reverse Split"). These actions became effective on November 22, 2004 and all share and per share data included in these financial statements have been retroactively adjusted for the split.

The Series A Preferred Shares were entitled to a dividend in kind, upon conversion, accruing at the rate of 6% per annum from June 29, 2004 until the effectiveness of the Amendment, November 22, 2004. The Company issued 46,200 additional shares of Series A that converted into 735,000 shares of common stock and recorded a preferred dividend in the amount of $164,531.

The adoption of the Amendment and the Reverse Split resulted in the automatic conversion of each Series A Preferred Share and each Series B Preferred Share into 15.91 shares of common stock. However, Series A Preferred Shares owned by a holder were not to be converted into common stock if and so long as a result of conversion the holder would beneficially own in excess of 4.999% or 9.999% of the issued and outstanding shares, respectively. Any Series A Preferred Shares not converted into the Company's common stock due to the operation of this restriction (the "4.999% Restriction") will no longer be entitled to the 6% dividend referred to above.

As of December 31, 2004, the Series A Preferred Shares were converted into 18,560,743 shares of common stock and the Series B Preferred Shares were converted into 24,679,997 shares of common stock so that there was a total of 43,850,740 issued and outstanding shares of common stock. The warrant issued to Sunrise Securities Corp. is exercisable into 1,564,096 shares of common stock.

The shares of the Company's common stock issued as a result of the conversion on November 22, 2004, the common stock underlying the Series A Preferred Shares and the warrants were entitled to registration rights and the Company filed Form SB-2 on December 23, 2004.

After giving effect to the transactions contemplated by the Exchange Agreement, the Reverse Split and the PPO and to the conversion of all Series A Preferred Shares and Series B Preferred Shares, but not giving effect to warrants issued to the Placement Agent in connection with the PPO and to the 4.999% Restriction, the former shareholders of Alliance collectively own 24,679,997 shares of common stock, or approximately 48% of the outstanding common stock of the Company, investors in the PPO own approximately 18,685,005 shares of common stock , or approximately 36% of the outstanding common stock of the Company, investors converting outstanding debt of Essential in the PPO own 6,135,007 shares of common stock, or approximately 12% of the outstanding common stock of the Company, the Placement Agent owns 1,720,505 shares of common stock, or approximately 3% of the outstanding common stock of the Company and shareholders who owned Essential shares prior to the PPO own approximately 500,000 shares of common stock, or approximately 1% of the outstanding common stock of the Company. Investors in the PPO paid the equivalent of $.22 per share.

Certain holders of Series A Preferred Shares (the "Proxy Grantors") have granted to Jay Gelman an irrevocable proxy (the "Voting Proxy") to vote 544,591 Series A Preferred Shares which includes the 6% stock dividend issued on November 22, 2004 owned by them and any shares of common stock into which such Series A Preferred Shares are converted. After conversion, the Series A Preferred Shares owned by the Proxy Grantors will be entitled in the aggregate to 8,663,949 votes. Subsequent to December 31, 2004, due to sales of stock by some of the Proxy Grantors, this was reduced to 7,974,326 votes.

The three former Shareholders of Alliance each owned Series B Preferred Shares representing 15.8% of the Company's total voting power (the total number of votes that can be cast by the outstanding common stock, Series A Preferred Shares and Series B Preferred Shares). Mr. Gelman, as of December 31, 2004, based on his Series B Preferred Shares and his voting rights pursuant to the Voting Proxy, had 31.9% of the Company's total voting power. On February 16, 2005 this was 30.66%. The Shareholders in the aggregate as of December 31, 2004 had approximately 63% of the Company's total voting power and control the Company. On March 11, 2005, one of the shareholders sold 4 million shares reducing the voting power to 54.23%.

In connection with the Exchange Agreement, the former shareholders of Alliance have agreed not to dispose of any of their Series B Preferred Shares (or any of their shares of the Company's common stock received by them upon conversion of the Series B Preferred Shares) for a period of one year from the closing of the Exchange Agreement unless approval is obtained through methods defined in the Exchange Agreement.

Subsequent to December 31, 2004, there were 161,314 shares of Series A Preferred Shares converted into 2,566,358 shares of common stock; as a result, as of February 23, 2005, the shares issued and outstanding were 403,335 of Series A Preferred Shares and 46,417,098 of common stock.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates reflected in these financial statements relate primarily to bad debt reserves on accounts receivable.

Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts equal to estimated uncollectible accounts. The Company's estimate is based on a regular review of individual account balances over 90 days, historical collection experience and consideration of other factors such as a customer's financial status and other business risk. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change. The Company established allowances of $37,000 at December 31, 2004.

Inventory

Inventory consists entirely of finished goods held for sale and is reported at the lower of cost or market, on the average cost basis. At times, the Company makes advance payments to vendors to procure and ensure delivery of certain high demand products. Such deposits are reflected as due from vendors in the balance sheet.

Property and Equipment

Property and equipment is recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance and repairs are charged to expense as incurred. Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased assets at the inception of the lease. Leasehold improvements are amortized over the lesser of the lease terms or the assets' useful lives. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation and amortization is provided over the estimated lives of the related assets using the straight-line method. The estimated useful lives for significant property and equipment categories are as follows:


Vehicles                                 4 years
Warehouse equipment                      3 to 7 years
Office furniture and equipment           3 to 7 years
Leasehold improvements                   5 to 10 years


Impairment of Long-Lived Assets

The Company follows Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires that long-lived assets, including property and equipment, be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The Company assesses its assets for impairment based on the estimated future undiscounted cash flows expected to result from the use of the asset and records impairment losses when this amount is less than the carrying amount. Impairment losses are recorded for the excess of the assets' carrying amount over their fair value, which is generally determined based on the estimated future discounted cash flows over the remaining useful life of the asset using a discount rate determined by management at the date of the impairment review. Management believes at this time that the carrying value and useful life of long-lived assets continue to be appropriate.

Deferred Rent

The Company accounts for scheduled rent increases contained in its leases on a straight-line basis over the non-cancellable lease term.

Revenue Recognition

The Company recognizes sales upon shipment of products to customers as title and risk of loss pass upon shipment and collectibility is reasonably assured. Provisions for estimated discounts and rebates to customers, estimated returns and allowances and other adjustments are provided for in the same period the related sales are recorded.

Income Taxes

AllianceCorner, with the consent of its stockholders, elected to have its income taxed under the provisions of Subchapter S of the Internal Revenue Code and the corresponding provisions of New York State Tax laws. Under the aforementioned provisions, corporate income or loss and any tax credits earned are included in the stockholders' individual federal and state income tax returns. Accordingly, no provision has been made for federal income taxes for the period from May 9, 2003 (inception) to June 29, 2004. AllianceCorner was subject to New York State S corporation taxes and New York City corporate income taxes. The provision for income taxes for this period comprises state and local taxes.

Effective June 29, 2004, the Company is taxed as a C corporation.

The Company follows SFAS No. 109 "Accounting for Income Taxes" and accounts for income taxes using the liability method which requires the recognition of deferred tax assets or liabilities for the temporary differences between the financial reporting and tax bases of the Company's assets and liabilities and for tax carryforwards at enacted statutory rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Shipping and Handling

The Company includes shipping and handling revenues in net sales. For the year ended December 31, 2004 and for the period from May 9, 2003 (inception) to December 31, 2003, shipping and handling revenues were approximately $166,000 and $48,000, respectively. The Company includes shipping and handling costs in selling, general and administrative expense. For the year ended December 31, 2004 and for the period from May 9, 2003 (inception) to December 31, 2003, the Company incurred approximately $245,000 and $144,000,of such costs, respectively.

Advertising Expenses

Advertising expenses are charged to operations in the period in which they are incurred. Advertising expenses for the year ended December 31, 2004 and for the period from May 9, 2003 (inception) to December 31, 2003 were approximately $35,000 and $5,000, respectively.

Fair Value of Financial Instruments

The carrying amounts of significant financial instruments, which includes accounts receivable, accounts payable and accrued expenses, approximated fair value as of December 31, 2004 and 2003 due to their short-term maturities. Advances from the factor and borrowings under the financing agreement approximate fair value due to their variable interest rate.

Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of December 31, 2004 and 2003, the Company has no items that represent other comprehensive income.

Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted net income per share is computed by dividing the net income by the weighted average number of common shares and common equivalent outstanding during the period. The weighted average number of common and common equivalent shares outstanding reflects the conversion of preferred stock for common stock as of June 29, 2004 (see Note 1) and the 1 for 44 stock split, which occurred in November 2004.

Common equivalents at December 31, 2004 exclude the 500,000 of warrants issued to the Company's lender, since their effect would be anti-dilutive. There were no common equivalents at December 31, 2003.

Stock Based Compensation

In March 2005, the Company established a stock option plan (See Note 11). The Company accounts for stock based employee compensation arrangements under the intrinsic value method pursuant to APB Opinion No. 25, "Accounting for Stock Issued to Employees". There were no options issued as of December 31, 2004. Accordingly, no compensation expense was recorded in the financial statements with respect to option grants.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4". SFAS No. 151 retains the general principle of ARB 43, Chapter 4, "Inventory Pricing (AC Section I78)", that inventories are presumed to be stated at cost; however, it amends ARB 43 to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventories based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company does not anticipate the adoption SFAS No. 151 will have a significant impact on the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 20, Accounting for Nonmonetary Transactions". The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement, shall be applied prospectively and is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The Company does not anticipate that the adoption of SFAS 153 will have a significant impact on the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment". This statement revises FASB Statement No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123(R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). This Statement, for small business issuers is effective as of the first reporting period that begins after December 15, 2005. Accordingly, the Company will adopt SFAS 123(R) in its first quarter of fiscal 2006. The Company is currently evaluating the provisions of SFAS 123(R) and has not yet determined the impact that this Statement will have on its future results of operations or financial position. Since the Company had no options outstanding, there would be no impact of this new standard, if it had been in effect, on the net earnings and related per share data amounts of our fiscal years ended 2004 and 2003.

Note 3 - CONCENTRATIONS OF CREDIT RISK AND MAJOR SUPPLIERS

Cash

The Company maintains cash balances at two banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000.

Accounts Receivable

Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company's customer base, thus spreading the trade credit risk. The Company controls credit risk through credit approvals, credit limits and monitoring procedures. The Company performs credit evaluations of its customers but generally does not require collateral to support accounts receivable. The Company's bad debt experience has been within management's expectations.

Major Suppliers

Other than the purchase of inventory acquired from Corner (see Note 1), for the period from May 9, 2003 (inception) to December 31, 2003, two suppliers accounted for approximately 22% of purchases. For the year ended December 31, 2004 three suppliers accounted for approximately 50% of purchases. Management believes that other suppliers could provide the materials on comparable terms. At December 31, 2004, the amount due to these suppliers was approximately $ 1,339,000 and is included in accounts payable on the accompanying balance sheet. If a significant supplier terminates or modifies its relationship with the Company future results could be materially and adversely affected.

Note 4 - PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2004 consists of:


Leasehold improvements                              $239,742
Office furniture and equipment                       105,187
Warehouse equipment                                   54,863
Vehicles                                              52,226
Equipment under capital leases                        67,234
                                                    --------
                                                     519,252
Less: Accumulated depreciation and
   amortization                                      109,878
                                                    --------
                                                    $409,374
                                                    ========


Depreciation and amortization expense amounted to $82,950 and $26,928 for the year ended December 31, 2004 and for the period May 3, 2003 (Inception) to December 31, 2003, respectively.

Note 5 - FINANCING AGREEMENTS

In December 2003, the Company entered into a factoring arrangement with a commercial factor, Rosenthal & Rosenthal, Inc. ("Rosenthal"). Up to November 2004, the Company sold a substantial portion of its trade receivables up to maximum credit limits established by the factor for each individual account. Receivables sold in excess of these limitations were subject to recourse in the event of non-payment by the customer. Under the terms of the agreement, the Company paid interest at the prime lending rate plus 1.5% for advances made prior to the collection of the factored accounts receivable. Substantially all of the Company's assets were pledged as collateral under the factoring agreement.

On November 11, 2004, Alliance entered into a Financing Agreement which replaced the factoring agreement with Rosenthal. Under the Agreement, Rosenthal may in its discretion lend up to $5,000,000 to Alliance based on eligible inventory and receivables. All borrowings are due on demand, are secured by substantially all of the assets of Alliance and are subject to the Company's compliance with certain financial covenants. The Company's CEO and the Company's President signed limited guaranties in respect of borrowings under the Agreement.

The Agreement terminates November 30, 2007 unless terminated by Rosenthal on 30 days' notice. Interest on outstanding borrowings is payable at a variable rate per annum, equal to the prime rate (but not less than 4.75 %) plus 2.00 % (7.25 % as of December 31, 2004). In addition, the Company will pay the lender on each anniversary date an annual fee of 1% of the Maximum Credit of $5,000,000 in the amount of $50,000 which is amortized over one year, and a monthly administrative fee of $1,000. The financing expense for the annual fee recorded for the year ended December 31, 2004 amount to $6,250. At December 31, 2004, the loan outstanding amounted to $2,366,876.

In connection with the Agreement, the Company issued to Rosenthal a warrant (the "Warrant") to purchase 500,000 shares of common stock at $0.10 per share. The Warrant expires on November 30, 2010. On notice by the Company the Warrants will expire earlier if the closing price of the common stock during a period designated in the Warrants is not less than $0.40 per share. The Warrants may be exercised for cash or on a cashless basis (i.e., by deducting from the number of shares otherwise issuable on exercise a number of shares that have a then market value equal to the exercise price). The Company recorded a deferred financing cost of approximately $60,000 in the fourth quarter, representing the fair value of the warrants, which will be amortized over the life of the financing agreement of three years. The financing expense recorded for the year December 31, 2004 amounted to approximately $5,000.

Under the terms of the agreements, the Company is required to maintain a specified level of net worth, working capital and debt ratios as defined. At December 31, 2004 the Company is in compliance with these covenants.

Note 6 - LONG TERM OBLIGATIONS

At December 31, 2004, long-term obligations consist of:

Notes payable in monthly installments of approximately $1,200 through September 2008, including interest at varying rates up to
  5.5%, secured by related equipment with a carrying value of
  approximately $49,000                                                  $38,203

Capital lease obligations payable in various monthly installments of approximately $1,400 through June 2006, including interest at 5.5%, secured by related equipment with a carrying value of approximately
  $26,000                                                                 22,843
                                                                         -------
                                                                          61,046
Less:  Amount representing interest                                        1,202
                                                                         -------
                                                                          59,844
Less:  Current portion                                                    28,056
                                                                         -------
                                                                         $31,788
                                                                         =======

At December 31, 2004, future payments of long-term obligations are as follows:

    Year Ending
    December 31,
    ------------
       2005              $ 30,350
       2006                18,551
       2007                 8,130
       2008                 4,015
                         --------
                         $ 61,046
                         ========

Note 7 - INCOME TAXES

The components of the provision for income taxes are as follows:


                             2004       2003
                            -------    -------
Current tax expense:
      Federal               $    --    $    --
      State and local        13,805      8,000
                            -------    -------
      Total                 $13,805    $ 8,000
                            =======    =======


The Company was taxed as an S Corporation for federal and state purposes for 2003 and for the period January 1, 2004 through June 29, 2004. As such, the Company's tax provision for this period include New York City taxes, which are determined as if the Company was a C Corporation. New York City does not recognize S Corporations. For the period the Company was a C Corporation during 2004, the Company incurred a federal, state and local net operating loss, which was fully reserved by valuation allowance.

The Company accounts for income taxes using the liability method which requires the recognition of deferred tax assets or liabilities for the temporary differences between the financial reporting and tax bases of the Company's assets and liabilities and for tax carryforwards at enacted statutory rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company has not recorded income tax expense or benefit as a result of its available net operating loss carryforwards, which are fully reserved by a valuation allowance because management does not believe that is it more likely than not that the deferred tax assets will be utilized.

Significant components of the Company's net deferred income taxes are as follows at December 31, 2004:


Long-term deferred tax assets:
   Net operating loss carryforwards    $2,100,000
   Other                                   24,000
                                       ----------
   Total deferred tax assets            2,124,000
   Less:  Valuation allowance           2,124,000
                                       ----------
   Net deferred tax assets             $       --
                                       ==========


At December 31, 2004, the Company had federal and state net operating loss carryforwards of approximately $5,000,000. The federal net operating loss carryforwards expire through the year 2024 and the state net operating loss carryforwards expire through 2016. The Company has established a valuation allowance of $2,124,000 at December 31, 2004 due to the uncertainty surrounding the realization of such assets. The Tax Reform Act of 1986 contains provisions that limit the ability to utilize net operating loss carryforwards in the case of certain events including significant changes in ownership interests. The Company has not evaluated whether it has undergone an ownership change pursuant to this act. Based upon the terms of the Exchange agreement, an ownership change may have occurred. If such ownership changes are found to exist, the net operating loss carryforwards as reported could be significantly limited.

Note 8 - RETIREMENT PLAN

The Company sponsors a 401(k) contributory plan (the "Plan") for the benefits of employees who are at least 21 years of age. The Company's management determines, at its discretion, any annual contributions. The Company elected not to contribute to the Plan for the year ended December 31, 2004 and for the period from May 9, 2003 (inception) to December 31, 2003.

Note 9 - WARRANTS

All of the warrants granted in conjunction with secured convertible debentures and notes payable were cancelled as of June 29, 2004.

The Company has outstanding 3 year warrants, which expire on June 20, 2005, with an exercise price of $57.20 to purchase 7,528 shares of common stock issued to the financial consultants associated with the JPAL deal on June 20, 2002.

Pursuant to the PPO, the Company issued Sunrise 5 year warrants which expire on June 29, 2009 to purchase 1,564,096 shares of common stock with an exercise price of $0.22 per share. (See Note 1)

On November 11, 2004, in connection with the new Financing Agreement, the Company issued warrants to purchase 500,000 shares of common stock at $0.10 per share. (See Note 5)

Note 10 - COMMITMENTS AND CONTINGENCIES

Leases

The Company leases showroom, office and warehouse space under operating leases expiring from 2008 through 2013. The future minimum lease payments, excluding escalation charges, are as follows:


Year Ending
December 31,
------------
     2005                     $178,000
     2006                      183,000
     2007                      188,000
     2008                      131,000
     2009                       71,000
 Thereafter                    240,000
                              --------
                              $991,000
                              ========


In accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases," non-cancellable operating leases with scheduled rent increases require that rent expense be recognized on a straight-line basis over the lease term. Rent expense for the year ended December 31, 2004 and for the period from May 9, 2003 (inception) to December 31, 2003 includes approximately $14,000 and $4,000, respectively, which relates to the amortized portion of the scheduled rent increases. At December 31, 2004 an obligation of approximately $18,000 representing future deferred rent payments is reflected in the accompanying balance sheet.

Total rent expense charged to operations for the year ended December 31, 2004 and for the period from May 9, 2003 (inception) to December 31, 2003 was approximately $191,000 and $46,000, respectively.

Employment Agreement

On July 26, 2004, the Chief Executive Officer of Alliance signed an employment agreement for two years with annual compensation of $300,000 per year for the first year and $350,000 for the second year, and at the discretion of the Board of Directors, bonuses equal to his salary. In addition, he will receive a monthly car allowance in the amount of $750 per month.

The Employment Agreement also provides for the Board of Directors to award discretionary bonuses to Mr. Gelman in an amount equal to his salary. In the event of a termination of Mr. Gelman's employment by the Company other than for Cause, as defined under the Employment Agreement, or by Mr. Gelman for Good Reason, as defined under the Employment Agreement, Mr. Gelman will be entitled to a lump sum payment equal to three times his base salary for the period from the date of termination through June 30, 2006. The Employment Agreement contains a 12-month non-compete provision effective following termination, except for termination by the Company other than for Cause, or Good Reason by Mr. Gelman. The Employment Agreement also contains customary confidentiality provisions.

Litigation

On August 19, 2004 a complaint was filed by Radio Wave LLC ("Plaintiff"), in the Supreme Court of the State of New York, County of New York, against ER, LLC, Essential and David Devor, a former officer and a current employee of the Company, for rent, additional rent, cost and fees relating to premises formerly occupied by the Company. Plaintiff seeks to recover $150,416 for the period up to August 31, 2004, plus additional amounts to be determined by the Court for the period subsequent to August 31, 2004. Plaintiff also seeks to recover $50,000 in expenses and attorney fees plus additional amounts to be determined by the Court. The Company believes that the suit is without merit and intends to vigorously defend its position.

Note 11 - SUBSEQUENT EVENT

As of March 14, 2005, the Board of Directors of the Company granted a total of 7,550,000 non-statutory options under the Company's Alliance Distributors Holding Inc. 2004 Stock Plan. The options are ten-year non-qualified options to purchase the Company's common stock, 7,400,000 of the options have an exercise price of $0.3250 per share and 150,000 of the options have an exercise price of $.32 per share, vest and become exercisable in 12 equal quarterly installments beginning on April 1, 2005. Of the total options granted, 1,100,000 options were granted to Jay Gelman, the CEO and Chairman of the Board of Directors of the Company, 1,100,000 options were granted to Andre Muller, the President, COO and a director of the Company, and 150,000 options were granted to each of Thomas Vitiello, Steven H. Nathan and Humber B. Powell, III, each a non-employee director of the Company. The options were granted in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

The board also agreed as compensation for the directors to serve as members of the Board, each member receives annual compensation of $6,000 to attend four regular meetings a year. No fee will be payable for any other meeting.

Note 12 - FOURTH QUARTER ADJUSTMENT

During the fourth quarter of fiscal 2004 the Company conducted its annual physical inventory. The physical inventory resulted in a difference with the perpetual inventory system of approximately $269,000, which was recorded as an expense within cost of sales in the accompanying financial statements.

The Company determined that approximately $198,000 of the difference was due to an error in the perpetual inventory system which did not properly update certain sales transactions. The balance was related to shrinkage.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                            Balance Sheet (Unaudited)
                                  June 30, 2005

                                     ASSETS

Current assets:
    Cash                                                            $    16,040
    Accounts receivable, net of allowance for doubtful
        accounts of approximately $133,000                            3,981,484
    Inventory                                                         5,185,565
    Due from vendors                                                     74,706
    Prepaid expenses and other current assets                           136,150
                                                                    -----------
                Total current assets                                  9,393,945

Property and equipment, net                                             411,957

Other assets                                                             80,300
                                                                    -----------
                                                                    $ 9,886,202
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Note payable-bank                                               $ 4,162,078
    Accounts payable                                                  2,956,221
    Current portion of long term obligations                             26,391
    Accrued expenses and other current liabilities                      128,220
                                                                    -----------
                Total current liabilities                             7,272,910

Long term obligations                                                    17,613

Deferred lease obligation                                                22,553

Commitments and contingencies

Stockholders' equity:
    Series A Convertible Non-Redeemable Preferred Stock,
      $.001 par value - Authorized, 8,672,020 shares;
      issued and outstanding, 403,335 shares                                403

    Common Stock, $.001 par value - Authorized, 100,000,000
      shares; issued and outstanding 46,417,098 shares                   46,417
    Additional paid-in capital                                        3,198,251
    Accumulated deficit                                                (671,945)
                                                                    -----------
                Total stockholders' equity                            2,573,126
                                                                    -----------
                                                                    $ 9,886,202
                                                                    ===========

See notes to financial statements.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                      Statements of Operations (Unaudited)
            For the three and six months ended June 30, 2005 and 2004

                                                     Three months ended June 30,    Six months ended June 30,
                                                     ---------------------------    ---------------------------
                                                         2005           2004            2005           2004
                                                     ------------   ------------    ------------   ------------
Net sales                                            $ 12,224,803   $  5,976,377    $ 23,113,638   $ 13,276,018

Cost of goods sold                                     11,154,292      5,196,597      20,800,790     11,397,218
                                                     ------------   ------------    ------------   ------------
Gross profit                                            1,070,511        779,780       2,312,848      1,878,800

Selling, general and administrative expenses            1,274,402        803,096       2,551,804      1,723,658
                                                     ------------   ------------    ------------   ------------
Income (loss) from operations                            (203,891)       (23,316)       (238,956)       155,142

Interest expense                                          126,809         33,453         220,422         60,608
                                                     ------------   ------------    ------------   ------------
Income (loss) before provision for income taxes          (330,700)       (56,769)       (459,378)        94,534

Provision for (benefit from) income taxes                   5,103         (1,000)          6,103         11,167
                                                     ------------   ------------    ------------   ------------
Net income (loss)                                        (335,803)       (55,769)       (465,481)        83,367

Preferred stock dividends                                      --            842              --            842
                                                     ------------   ------------    ------------   ------------
Net income (loss) available to common shareholders   $   (335,803)  $    (56,611)   $   (465,481)  $     82,525
                                                     ============   ============    ============   ============
Net income (loss) available to common shareholders
  per share - basic & diluted                        $       (.01)  $        .00    $       (.01)  $        .00
                                                     ============   ============    ============   ============
Weighted-average common shares outstanding -
  basic and diluted                                    46,417,098     24,909,581      46,417,098     24,794,789
                                                     ============   ============    ============   ============

See notes to financial statements.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                  Statement of Stockholders' Equity (Unaudited)
                     For the six months ended June 30, 2005

                                  Preferred Stock A              Common Stock          Additional                       Total
                             --------------------------    -------------------------     Paid In      Accumulated   Stockholders'
                                Shares         Amount         Shares        Amount       Capital        Deficit         Equity
                             -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance, January 1, 2005         564,649    $       564     43,850,740   $    43,851   $ 3,186,240    $  (206,464)   $ 3,024,191

Conversion of Preferred
 Stock A into Common Stock      (161,314)          (161)     2,566,358         2,566        (2,405)            --             --

Registration costs                    --             --             --            --       (16,250)            --        (16,250)

Issuance of stock options
 to non-employees                     --             --             --            --        30,666             --         30,666

Net loss                              --             --             --            --            --       (465,481)      (465,481)
                             -----------    -----------    -----------   -----------   -----------    -----------    -----------
Balance, June 30, 2005           403,335    $       403     46,417,098   $    46,417   $ 3,198,251    $  (671,945)   $ 2,573,126
                             ===========    ===========    ===========   ===========   ===========    ===========    ===========

See notes to financial statements.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                            Statements of Cash Flows
           For the six months ended June 30, 2005 and 2004 (Unaudited)

                                                            Six months ended June 30,
                                                           ---------------------------
                                                               2005            2004
                                                           ------------    -----------
CASH FLOWS USED IN OPERATING ACTIVITIES:
    Net income (loss)                                      $   (465,481)   $    83,367
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO
    NET CASH USED IN OPERATING ACTIVITIES:
        Deferred rent                                             4,956         10,917
        Depreciation and amortization                            53,079         37,522
        Bad debt expense                                        100,000             --
        Stock option compensation expense                        30,666             --
        Amortization of deferred financing costs                 34,000             --
        CHANGES IN ASSETS AND LIABILITIES:
         (Increase) decrease in assets
           Accounts receivable                                 (710,925)      (207,116)
           Inventory                                         (1,317,230)     1,400,991
           Due from vendors                                     (40,458)      (272,262)
           Prepaid expenses and other current assets             16,291        (22,118)
           Funds on deposit with PPO escrow agent                    --     (2,884,171)
         Increase (decrease) in liabilities
           Accounts payable                                     381,579     (2,685,844)
           Due to factor                                             --      1,326,793
           Accrued expenses and other current
              liabilities                                        14,008       (138,750)
                                                           ------------    -----------
        Net cash used in operating activities                (1,899,515)    (3,350,671)
                                                           ------------    -----------
CASH FLOWS USED IN INVESTING ACTIVITIES:
    Purchase of property and equipment                          (55,662)       (13,989)
    (Increase) decrease in other assets                         (12,500)           698
                                                           ------------    -----------
        Net cash used in investing activities                   (68,162)       (13,291)
                                                           ------------    -----------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
    Proceeds from note payable - bank                        23,635,275             --
    Repayments of note payable - bank                       (21,840,073)            --
    Proceeds from sale of securities                                 --      4,000,000
    Payments for registration and issuance costs                (16,250)      (200,500)
    Payments for pre-acquisition liabilities                         --       (915,329)
    Repayment of long-term obligations                          (15,840)       (19,920)
                                                           ------------    -----------
        Net cash provided by financing activities             1,763,112      2,864,251
                                                           ------------    -----------
NET DECREASE IN CASH                                           (204,565)      (499,711)

CASH, beginning of period                                       220,605        656,853
                                                           ------------    -----------
CASH, end of period                                        $     16,040    $   157,142
                                                           ============    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Interest paid                                          $    182,406    $    60,608
                                                           ============    ===========
    Income tax paid                                        $      2,013    $    17,635
                                                           ============    ===========
NON-CASH INVESTING AND FINANCING ACTIVITIES:
    Issuance of Series A 6% Preferred Stock to
      placement agent                                      $         --    $   385,000
                                                           ============    ===========
    Liabilities assumed                                    $         --    $ 1,067,898
                                                           ============    ===========
    Series A 6% Preferred Stock dividend                   $         --    $       842
                                                           ============    ===========

See notes to financial statements.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                    Notes to Financial Statements (Unaudited)

Note 1 - BASIS OF PRESENTATION, ORGANIZATION AND OTHER MATTERS

Alliance Distributors Holding Inc. (the "Company" or "Alliance") is a distributor of video game consoles, peripherals, accessories and software to customers throughout the United States for most key manufacturers and third party publishers in the video game industry.

On June 17, 2004, the Company (formerly Essential Reality, Inc. "Essential") entered into a Share Exchange Agreement (the "Exchange Agreement") with Jay Gelman, Andre Muller and Francis Vegliante, who were the sole shareholders (the "Shareholders") of AllianceCorner Distributors Inc., a privately held, wholesale distributor incorporated in New York ("AllianceCorner"). AllianceCorner had no prior affiliation with Essential and commenced operations in August 2003. Pursuant to the Exchange Agreement, Essential on June 29, 2004 acquired all the outstanding capital stock of AllianceCorner from the Shareholders in exchange for 1,551,314 Series B Convertible Non Redeemable Preferred Shares ("Series B Preferred Shares"). As a result of the acquisition, the business of Alliance is Essential's only business. The transaction was accounted for as a reverse acquisition as of June 30, 2004 and the pre-acquisition financial statements of AllianceCorner are treated as historical financial statements of the combined companies. As the transaction was accounted for as a reverse acquisition into a public shell, no goodwill has been recorded and the costs incurred have been accounted for as a reduction of additional paid-in capital. As a result of the reverse acquisition: (i) the historical financial statements of Essential for periods prior to the date of the transaction are not presented and (ii) because AllianceCorner is the accounting acquirer, Essential's historical stockholders' equity is not carried forward to the merged company as of June 30, 2004.

The name of AllianceCorner was changed to Alliance Distributors Holding, Inc. ("New York Alliance") in July 2004. Effective November 17, 2004, New York Alliance was merged into Alliance Distributors Holding Inc., a Delaware corporation that was wholly owned by Essential. Effective November 22, 2004, Essential reincorporated in Delaware and changed its name to Alliance Distributors Holding Inc., by way of a merger of Essential into Alliance, which was then a wholly owned Delaware subsidiary of Essential. The Company operates as a single segment.

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. This Form 10-QSB should be read in conjunction with the Company's financial statements and notes included in the 2004 Annual Report on Form 10-KSB. In the opinion of management, all material adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation, have been included in the accompanying unaudited financial statements.

The results of operations for the interim periods are not necessarily indicative of the results that maybe expected for the full year ending December 31, 2005.

PRIVATE PLACEMENT OFFERING

As part of the Exchange Agreement with AllianceCorner, Essential was required to raise funds to complete the transaction. Essential sold 1,124,767 shares of Series A 6% Convertible Non Redeemable Preferred Shares (the "Series A Preferred Shares"), through a private placement offering ("PPO"). The PPO resulted in gross proceeds of $4,000,000 and net proceeds to the Company of $3,799,500 less $915,329 for payments of Essential's liabilities. At the same time, substantially all outstanding debt of Essential was extinguished through either conversion into an aggregate of 452,202 Series A Preferred Shares or through cash payments.

Sunrise Securities Corp. ("Sunrise") acted as the placement agent in connection with the PPO and received (a) an $8,500 nonrefundable retainer fee; and (b) a commission consisting of 108,146 shares of Series A Preferred Shares and 5 year warrants due June 29, 2009 to purchase 1,564,096 shares of common stock at an exercise price of $.22. (See Stockholders' Equity section below).

STOCKHOLDERS' EQUITY

Each share of common stock entitles the holder thereof to one vote on each matter that may come before a meeting of the shareholders. Any Series A Preferred Share or Series B Preferred Share entitles the holder to 15.909 votes, and votes as one class with the common stock.

In the Exchange Agreement, the Shareholders agreed to vote their Series B Preferred Shares in favor of an amendment to the Company's Articles of Incorporation that would increase the number of authorized shares of common stock from 50,000,000 to 4,400,000,000 (the "Amendment"), and in favor of a simultaneous reverse split of the common stock on the basis of one share for forty-four shares to 100,000,000 authorized shares (the "Reverse Split"). These actions became effective on November 22, 2004 and all share and per share data included in these financial statements have been retroactively adjusted for the split.

The Series A Preferred Shares were entitled to a dividend in kind, upon conversion, accruing at the rate of 6% per annum from June 29, 2004 until the effectiveness of the Amendment, November 22, 2004. The Company issued 46,200 additional shares of Series A Preferred Shares that converted into 735,000 shares of common stock and recorded a preferred dividend in the amount of $164,531.

The adoption of the Amendment and the Reverse Split resulted in the automatic conversion of each Series A Preferred Share and each Series B Preferred Share into 15.909 shares of common stock. However, Series A Preferred Shares owned by a holder were not to be converted into common stock if and so long as a result of conversion the holder would beneficially own in excess of 4.999% or 9.999% of the issued and outstanding shares, respectively. Any Series A Preferred Shares not converted into the Company's common stock due to the operation of this restriction (the "4.999% Restriction") will no longer be entitled to the 6% dividend referred to above.

From inception through June 30, 2005, the Series A Preferred Shares were converted into 21,127,101 shares of common stock and the Series B Preferred Shares were converted into 24,679,997 shares of common stock, comprising most of the 46,417,098 issued and outstanding shares of common stock.

As of June 30, 2005 there were issued and outstanding 403,335 shares of Series A Preferred Shares convertible into 6,416,693 shares of common stock subject to the 4.999% Restriction.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Allowance for Doubtful Accounts

The Company establishes credit terms for new clients based upon management's review of their credit information and projects terms, performs ongoing credit evaluations of its customers, adjusting credit terms when management believes appropriate based upon payment history and an assessment of their current credit worthiness. The Company records an allowance for doubtful accounts for estimated losses resulting from the inability of its clients to make required payments. The Company determines this allowance by considering a number of factors, including the length of time trade accounts receivable are past due, previous loss history, estimate of the client's current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. While credit losses have generally been within expectations and the provisions established, the Company cannot guarantee that credit loss rates in the future will be consistent with those experienced in the past. In addition, the Company has credit exposure if the financial condition of one of its major clients were to deteriorate. In the event that the financial condition of its clients were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be necessary. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change. The Company increased its allowance for doubtful accounts by $100,000 during the first quarter of 2005 and maintains a balance of approximately $133,000 at June 30, 2005.

Inventory

Inventory consists entirely of finished goods held for sale and is reported at the lower of cost or market, on the average cost basis. Write-downs for slow moving and aged merchandise are provided based on historical experience and current product demand. The Company evaluates the adequacy of the write-downs quarterly. While write-downs have been within expectations and the provisions established, the Company cannot guarantee that it will continue to experience the same level of write-downs as in the past. At times, the Company makes advance payments to vendors to procure and ensure delivery of certain high demand products. Such deposits are reflected as due from vendors in the balance sheet.

Income Taxes

AllianceCorner, with the consent of its stockholders, elected to have its income taxed under the provisions of Subchapter S of the Internal Revenue Code and the corresponding provisions of New York State Tax laws. Under the aforementioned provisions, corporate income or loss and any tax credits earned are included in the stockholders' individual federal and state income tax returns. Accordingly, no provision has been made for federal income taxes for the three and six months ended June 30, 2004. AllianceCorner was subject to New York State S corporation taxes and New York City corporate income taxes. The provision for income tax expense (benefit) for the three and six months ended June 30, 2004 comprises state and local taxes.

Effective June 29, 2004, the Company is taxed as a C corporation. The provision for income tax expense for the three and six months ended June 30, 2005 comprises state and local taxes.

The Company accounts for income taxes using the liability method which requires the recognition of deferred tax assets or liabilities for the temporary differences between the financial reporting and tax bases of the Company's assets and liabilities and for tax carryforwards at enacted statutory rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

At December 31, 2004, the Company had federal and state net operating loss carryforwards of approximately $5,000,000, expiring through 2024. The Company has established a full valuation allowance of $2,124,000 at December 31, 2004 due to the uncertainty surrounding the realization of such assets. The Tax Reform Act of 1986 contains provisions that limit the ability to utilize net operating loss carryforwards in the case of certain events including significant changes in ownership interests. The Company has not evaluated whether it has undergone an ownership change pursuant to this act. Based upon the terms of the Exchange Agreement, an ownership change may have occurred. If such ownership changes are found to exist, the net operating loss carryforwards as reported could be significantly limited.

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted net income per share is computed by dividing the net income by the weighted average number of common shares and common equivalent shares outstanding during the period. The weighted average number of common and common equivalent shares outstanding reflects the conversion of Series B Preferred Shares for Common Stock as of January 1, 2004 and of Series A Preferred Shares for Common Stock as of June 29, 2004, computed on a post Reverse Split basis (see Note 1).

Common equivalents for the three and six months ended June 30, 2005 exclude the 500,000 of warrants issued to the Company's lender since their effect would be anti-dilutive. For the three and six months ended June 30, 2005 and 2004 the 403,335 Series A Preferred Shares not eligible for conversion due to the 4.999% Restriction are excluded.

Stock Based Compensation

In January 2005, the Company established a stock option plan. The Company accounts for stock based employee compensation arrangements under the intrinsic value method pursuant to APB Opinion No. 25, "Accounting for Stock Issued to Employees". Under this method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. As of June 30, 2005 there were 7,650,000 options issued. The options are ten-year non-qualified options to purchase the Company's common stock, 7,500,000 of the options have an exercise price of $0.325 per share and 150,000 of the options have an exercise price of $.32 per share, vest and become exercisable in 12 equal quarterly installments. Of the total options granted, 1,100,000 options were granted to Jay Gelman, the CEO and Chairman of the Board of Directors of the Company, 100,000 options were granted to Barbara A. Ras, the CFO of the Company, 1,100,000 options were granted to Andre Muller, the President, COO and a director of the Company, and 150,000 options were granted to each of Thomas Vitiello, Steven H. Nathan and Humbert B. Powell, III, each a non-employee director of the Company. The options were granted in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Of the total options granted, 250,000 options were granted to a non-employee who provided past services to the Company and 500,000 options were granted to non-employees for future services to be provided over the next three years. The options are ten-year non-qualified options, have an exercise price of $.325 per share, and vest and become exercisable in twelve quarterly installments beginning on April 1, 2005. The fair value of the options-pricing model was calculated with the following weighted-average assumptions used for the grant: risk-free interest rate 4.25%; expected life 6.5 years; expected volatility 55%. During the three and six months ended June 30, 2005, the Company recorded stock-based compensation expense of approximately $3,833 and $30,666, respectively, for these options. The fair value generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder.

Had compensation costs for the Company's stock option grants to employees been determined based on the fair value at the grant dates for awards under these plans in accordance with SFAS No. 123, the Company's net loss and basic and diluted net loss per share would have been reduced to the pro forma amounts as follows:

                                                For the Three Months     For the Six Months
                                                Ended June 30, 2005      Ended June 30, 2005
                                                --------------------    -------------------
                                                    (Unaudited)             (Unaudited)
Net loss, as reported                           $           (335,803)   $          (465,481)

Deduct: Total stock-based employee
 compensation expense determined under fair
 value based method, net of tax effects                      (54,833)              (108,041)
                                                --------------------    -------------------
Proforma net loss                               $           (390,636)   $          (573,522)
                                                ====================    ===================
Net loss per share:

    Basic and diluted - as reported             $              (0.01)   $             (0.01)
                                                ====================    ===================
    Basic and diluted - proforma                $              (0.01)   $             (0.01)
                                                ====================    ===================

There were no options outstanding at June 30, 2004.

The fair value of the options-pricing model was calculated with the following weighted-average assumptions used for grants during the six months ended June 30, 2005: risk-free interest rate 4.25-4.5%; expected life 6.5 years; expected volatility 55-126%. The fair value generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment". This statement revises FASB Statement No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123(R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). This Statement, for small business issuers is effective as of the beginning of the Company's next fiscal year. Accordingly, the Company will adopt SFAS 123(R) in its first quarter of fiscal 2006. The Company is currently evaluating the provisions of SFAS 123(R) and has not yet determined the impact that this Statement will have on its future results of operations or financial position. The impact of this new standard, if it had been in effect, on the net loss and related per share amounts for the three and six months ended June 30, 2005 is disclosed in Stock Based Compensation, above.

In May 2005, the FASB issued SFAS No. 154, "Accounting for Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3" ("SFAS No. 154"). SFAS No. 154 replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS No. 154 becomes effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

Note 3 - FINANCING AGREEMENTS

On November 11, 2004, the Company entered into a Financing Agreement ("Agreement") with Rosenthal & Rosenthal, Inc. ("Rosenthal"), which replaced an earlier factor agreement with Rosenthal. Under the Agreement, Rosenthal may in its discretion lend up to $5,000,000 to Alliance based on eligible inventory and receivables. All borrowings are due on demand, are secured by substantially all of the assets of Alliance and are subject to the Company's compliance with certain financial covenants. The Company's CEO and the Company's President signed limited guaranties in respect of borrowings under the Agreement.

The Agreement terminates November 30, 2007 unless terminated by Rosenthal on 30 days' notice. Interest on outstanding borrowings is payable at a variable rate per annum, equal to the prime rate (but not less than 4.75 %) plus 2.00 % (8.25 % as of June 30, 2005). In addition, the Company will pay the lender on each anniversary date an annual fee of 1% of the Maximum Credit of $5,000,000 in the amount of $50,000 which is amortized over one year, and a monthly administrative fee of $1,000. The financing expense for the annual fee recorded for the three and six months ended June 30, 2005 amounted to $12,500 and $25,000, respectively. At June 30, 2005, the loan outstanding amounted to $4,162,078.

In connection with the Agreement, the Company issued to Rosenthal a warrant (the "Warrant") to purchase 500,000 shares of common stock at $0.10 per share. The Warrant expires on November 30, 2010. On notice by the Company the Warrants will expire earlier if the closing price of the common stock during a period designated in the Warrants is not less than $0.40 per share. The Warrants may be exercised for cash or on a cashless basis (i.e., by deducting from the number of shares otherwise issuable on exercise a number of shares that have a then market value equal to the exercise price). The Company recorded a deferred financing cost of approximately $60,000 in the fourth quarter 2004, representing the fair value of the warrants, which will be amortized over the life of the financing agreement of three years. The financing expense recorded for the three and six months ended June 30, 2005 amounted to $4,500 and $9,000, respectively.

Under the terms of the Agreement, the Company is required to maintain a specified level of net worth, working capital and debt ratios as defined. In May 2005, Rosenthal informed the Company that it did not comply with a financial covenant under the Agreement for the fourth quarter of 2004. Rosenthal has provided a waiver for this failure to comply. In addition, for the first and second quarter of 2005, the Company did not comply with certain financial covenants for which Rosenthal has also provided waivers.

The Company and Rosenthal are currently renegotiating the terms and covenants of the Agreement and the Company anticipates that such renegotiation will be successful. Subject to the execution of this revised agreement, the Company believes that it will have sufficient liquidity for the next twelve months and the foreseeable future. However, the Company would have to scale down its operations if it is unsuccessful in renegotiating the borrowing base and financial covenants. Furthermore, the Company would be materially and adversely affected if Rosenthal demands payment of these borrowings under the Agreement and the Company is unable to refinance these borrowings.

Note 4 - LITIGATION

On August 19, 2004 a complaint was filed by Radio Wave LLC ("Plaintiff"), in the Supreme Court of the State of New York, County of New York, against Essential Reality, LLC, Essential and David Devor, a former officer and a current employee of the Company, for rent and costs relating to premises formerly occupied by the Company. Plaintiff seeks to recover $150,416 for the period up to August 31, 2004, plus additional amounts to be determined by the Court for the period subsequent to August 31, 2004. Plaintiff also seeks to recover $50,000 in expenses and attorney fees plus additional amounts to be determined by the Court. The Company believes that the suit is without merit and intends to vigorously defend its position.

Note 5 - SUBSEQUENT EVENT

On July 21, 2005, the Company and Abrams/Gentile Entertainment Inc. ("Age") entered into an operating agreement ("Agreement") of Alliance Age LLC, a limited liability company formed in Delaware, to set forth the terms on which the parties will develop and commercialize products they mutually agree upon from time to time. The Company agreed to pay Age a $4,000 monthly retainer fee on the first day of each month commencing August 2005, provided, that no fee is payable for any month beginning with January 2006 upon a determination that no products are then proceeding towards completion at a proper pace. The Company owns 65% of Alliance Age LLC. Alliance Age LLC will be included in future periods as a majority subsidiary of the Company and included in subsequent financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Previously disclosed on the Company's reports on Form 8-K filed with the Securities and Exchange Commission on March 20, 2003 and July 14, 2004.

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation and bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Delaware General Corporation Law.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of our company, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

      SEC registration fees                                           $   613.28

      Printing and engraving expenses                                 $    1,000

      Accounting fees and expenses                                    $   10,000

      Legal fees and expenses                                         $   20,000

      Transfer agent and registrar fees                               $    1,000

      Fees and expenses for qualification under state
        securities laws                                               $        0

      Miscellaneous                                                   $    1,000

      Total                                                           $33,613.28

RECENT SALES OF UNREGISTERED SECURITIES

On June 20, 2002, JPAL consummated a business combination with Essential Reality, LLC, a Delaware limited liability company ("ER LLC"). Pursuant to the terms of the transaction, all of the members of ER LLC contributed their membership interests in ER LLC to JPAL in exchange for an aggregate of the share equivalent of 383,518 shares of common stock of the Company. In connection with the issuance of these shares of common stock, the Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

JPAL issued $1,500,000 bridge loans during the year ended 2001 and $1,825,000 bridge loans during the first two quarters ended June 30, 2002 ("bridge loans"). JPAL issued two year warrants to all bridge note holders, all of which expired on June 20, 2004, without any such warrants having been exercised by any of the note holders. Essential Reality LLC assumed $2,517,070 of the bridge loans (the "notes payable") pursuant to an Assignment and Transfer Agreement between Essential Reality LLC and the holders of the bridge loans upon the consummation of the merger transaction between Essential Reality LLC and JPAL, the predecessors of Essential Reality, Inc.

Of the total $2,517,070 notes payable, $550,000 were paid off in cash during the second quarter of 2002, and $250,000 were converted into the share equivalent of 4,941 shares of common stock during the third quarter of 2002.

Of the $1,717,070 notes payable balance, (i) $980,734 was owed to the following 14 noteholders: 1025 Associates Inc., Bel-Cal Holdings, Ltd., Capital Growth Trust, FAC Enterprises, Inc., Fenmore Consultants, Ltd., Jim Smith, Michael Garnick, Motty Gurary, Miriam Braun, Rivka Pearlstein, SPH Investments, Inc., SPH Investments, Inc. Profit Sharing, Winton Capital Holdings, Ltd., Wolver Ltd. ("980,734 note holders"), (ii) $694,751 was owed to Northumberland Holdings, Ltd. and (iii) the balance $41,585 was owed to Mark Tompkins.

On June 29, 2004, $264,330 of the $980,734 owed to the $980,734 note holders was paid in cash, $539,404 plus all accrued interest was forgiven, and $177,000 was converted into 49,719 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential by 1025 Associates Inc., FAC Enterprises, Inc., Fenmore Consultants, Ltd., SPH Investments, Inc. and Wolver Ltd. on June 29, 2004, pursuant to the Exchange Agreement described below. The 49,719 shares of Series A 6% Convertible Non Redeemable Preferred Stock were further converted into 809,980 shares of common stock of the Company on November 22, 2004.

The Company converted the entire $694,751 principal amount owed to Northumberland Holdings, Ltd. on June 29, 2004, pursuant to the Exchange Agreement, into 174,744 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential. The 174,744 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential was further converted into 2,866,812 shares of common stock of the Company and 53 shares of Series A Convertible Non Redeemable Preferred Stock of the Company on November 22, 2004.

The Company converted the entire $41,585 principal amount owed to Mark Tompkins on June 29, 2004, pursuant to the Exchange Agreement, into 10,459 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential. The 10,459 shares of Series A 6% Convertible Non Redeemable Preferred Stock was further converted into 170,388 shares of common stock of the Company on November 22, 2004.

On June 20, 2002, the Company, then JPAL, issued warrants to Coniston Investment Corp. to purchase the share equivalent of 4,396 shares of common stock of the Company at a purchase price of $57.20 per share. The warrants will expire June 20, 2005 if not exercised by that date.

On June 20, 2002, the Company, then JPAL, issued warrants to Legend Merchant Group, Inc. to purchase the share equivalent of 3,131 shares of common stock of the Company at a purchase price of $57.20 per share. The warrants will expire June 20, 2005 if not exercised by that date.

During the year ended 2002, the Company, then Essential, issued a $500,000 secured convertible debenture to Minotaur Fund LLP, and during the year ended 2003 issued a $200,000 secured convertible debenture to Minotaur Fund LLP, for a total of $700,000 secured convertible notes. The Company converted the entire $700,000 principal amount owed to Minotaur Fund LLP on June 29, 2004, pursuant to the Exchange Agreement, into 62,552 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential. The 62,552 shares of Series A 6% Convertible Non Redeemable Preferred Stock was further converted into 1,071,335 shares of common stock of the Company on November 22, 2004. All warrants were cancelled and outstanding accrued interest was forgiven.

On November 6, 2002, the Company issued the share equivalent of 1,137 shares of common stock to David Feldman for legal services rendered on behalf of the Company.

During the year ended 2003, the Company, then Essential, issued a $100,000 secured convertible debenture to Phillip Vitug. The Company converted the $100,000 principal amount owed to Phillip Vitug on June 29, 2004, pursuant to the Exchange Agreement, into 8,868 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential. The 8,868 shares of Series A 6% Convertible Non Redeemable Preferred Stock was further converted into 151,885 shares of common stock of the Company on November 22, 2004. All warrants were cancelled and outstanding accrued interest was forgiven.

During the year ended 2003, the Company, then Essential, issued to Brady Group, LLC a $15,000 secured convertible debenture and a $62,500 unsecured convertible note. The Company converted the entire $77,500 principal amount owed to Brady Group, LLC on June 29, 2004, pursuant to the Exchange Agreement, into 6,469 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential. The 6,469 shares of Series A 6% Convertible Non Redeemable Preferred Stock was further converted into 110,791 shares of common stock of the Company on November 22, 2004. All warrants were cancelled and outstanding accrued interest was forgiven.

During the year ended 2003, the Company, then Essential, issued to Robert W. O'Neel, III a $185,000 secured convertible debenture and a $150,000 unsecured convertible note. The Company converted the entire $335,000 principal amount owed to Robert W. O'Neel, III on June 29, 2004, pursuant to the Exchange Agreement, into 29,018 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential. The 29,018 shares of Series A 6% Convertible Non Redeemable Preferred Stock was further converted into 497,001 shares of common stock of the Company on November 22, 2004. All warrants were cancelled and outstanding accrued interest was forgiven.

During the year ended 2003, the Company, then Essential, issued a $3,000 unsecured convertible note to John Gentile. The Company converted the $3,000 principal amount owed to John Gentile on June 29, 2004, pursuant to the Exchange Agreement, into 251 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential. The 251 shares of Series A 6% Convertible Non Redeemable Preferred Stock was further converted into 4,297 shares of common stock of the Company on November 22, 2004. All warrants were cancelled and outstanding accrued interest was forgiven.

During the year ended 2003, the Company, then Essential, issued a $23,000 unsecured convertible note to Don Danks. The Company converted the $23,000 principal amount owed to Don Danks on June 29, 2004, pursuant to the Exchange Agreement, into 1,962 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential. The 1,962 shares of Series A 6% Convertible Non Redeemable Preferred Stock was further converted into 33,601 shares of common stock of the Company on November 22, 2004. All warrants were cancelled and outstanding accrued interest was forgiven.

During the year ended 2003, the Company, then Essential, issued a $10,715 unsecured convertible note to Shelly Singhal. The Company converted the $10,715 principal amount owed to Shelly Singhal on June 29, 2004, pursuant to the Exchange Agreement, into 880 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential. The 880 shares of Series A 6% Convertible Non Redeemable Preferred Stock was further converted into 15,066 shares of common stock of the Company on November 22, 2004. All warrants were cancelled and outstanding accrued interest was forgiven.

During the year ended 2003, the Company, then Essential, issued a $300,000 unsecured convertible note to Richard Genovese. The Company converted the $300,000 principal amount owed to Richard Genovese on June 29, 2004, pursuant to the Exchange Agreement, into 66,761 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential. The 66,761 shares of Series A 6% Convertible Non Redeemable Preferred Stock was further converted into 1,316,605 shares of common stock of the Company on November 22, 2004. All warrants were cancelled and outstanding accrued interest was forgiven.

During the year ended 2003, the Company, then Essential, issued a $100,000 unsecured convertible note to Nathan Low Family Trust. The Company converted the $100,000 principal amount owed to Nathan Low Family Trust on June 29, 2004, pursuant to the Exchange Agreement, into 23,665 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential. The 23,665 shares of Series A 6% Convertible Non Redeemable Preferred Stock was further converted into 24,407 shares of Series A Convertible Non Redeemable Preferred Stock of the Company on November 22, 2004. All outstanding accrued interest was forgiven.

On December 5, 2003, in consideration for arranging a factoring agreement between the Company and Rosenthal & Rosenthal, the Company agreed to issue the share equivalent of 80,000 shares of common stock to J.A.S. Commercial Corp. These shares were issued on November 22, 2004.

On February 10, 2004, the Company agreed to issue the share equivalent of 30,000 shares of common stock to Jackson Steinem, Inc. in consideration for non-legal services provided by Jackson Steinem, Inc. in connection with the Company's reorganization transaction completed June 29, 2004. These shares were issued on November 22, 2004.

On June 22, 2004 the Company issued the share equivalent of 22,728 shares of common stock to Humbert B. Powell, III for past directorship services.

On June 22, 2004 the Company issued the share equivalent of common stock to the following individuals for past directorship services: 22,728 shares to Brian Jedwab, 455 shares to Marc Fries, 1,478 shares of Anthony Gentile and 1,478 shares to John Gentile.

On June 22, 2004, the Company issued the share equivalent of 22,728 shares of common stock to Dave Devor for past services rendered as Marketing Director of the Company.

On June 22, 2004, the Company issued the share equivalent of 5,697 shares of common stock to George Mellides for past services rendered as Acting Chief Financial Officer of the Company.

On June 29, 2004, pursuant to the Exchange Agreement, the Company issued the share equivalent of 4,795 shares of common stock to former employees in settlement of severance agreements and issued the share equivalent of 3,771 shares of common stock of the Company to two trade creditors in settlement of accounts payable.

On June 29, 2004, pursuant to the Exchange Agreement, the Company issued to IVC Group 16,854 shares of Series A 6% Convertible Non Redeemable Preferred Stock of Essential for consulting services. The 16,854 shares of Series A 6% Convertible Non Redeemable Preferred Stock was further converted into 274,560 shares of common stock of the Company on November 22, 2004.

On June 29, 2004, the Company entered into a Share Exchange Agreement (the "Exchange Agreement") dated June 17, 2004, between the Company, then Essential, and Jay Gelman, Andre Muller and Francis Vegliante, the sole shareholders (the "Shareholders") of AllianceCorner Distributors Inc., a New York corporation ("AllianceCorner"). Pursuant to the Exchange Agreement, the Company acquired all the outstanding capital stock of AllianceCorner from the Shareholders and, in exchange for such capital stock, issued 517,105 Series B Convertible Non Redeemable Preferred Shares ("Series B Preferred Shares") to Jay Gelman, 517,105 Series B Preferred Shares to Andre Muller and 517,104 Series B Preferred Shares to Francis Vegliante. On November 22, 2004, the Series B Preferred Shares for each of Jay Gelman and Andre Muller was converted into 8,226,671 shares of common stock and 8,226,655 shares of common stock for Francis Vegliante.

On June 29, 2004, as part of the Exchange Agreement, the Company issued 1,124,767 shares of Series A 6% Convertible Non Redeemable Preferred Shares, through a private placement offering ("PPO"). The 1,124,767 shares of Series A 6% Convertible Non Redeemable Preferred Shares was further converted into 18,243,814 shares of common stock on November 22, 2004. The Series A 6% Convertible Non Redeemable Preferred Shares issued for cash were sold to the following investors: AJAX Partners, Nathan A. Low IRA, Bridges & Pipes, Cary D. Pinkowski, CGT Management Ltd., DKR Sound Shore Oasis Holding Fund, Ltd., Iroquois Capital LP, Jackson Steinem Inc., M. Paul Tompkins, Nadine Smith, Richard Genovese, Robert Feig, RP Capital LLC, Shai Stern, Smithfield Fiduciary, LLC, South Ferry #2 L.P., SRG Capital, LLC, Sunrise Equity Partners, Vitel Ventures Corp., William Saggio and Winton Capital Holdings Ltd.

Sunrise Securities Corp. ("Sunrise") acted as the placement agent in connection with the PPO and received (a) an $8,500 nonrefundable retainer fee; and (b) a commission consisting of 108,146 shares of Series A 6% Convertible Non Redeemable Preferred Stock, and 5 year warrants due June 29, 2009 to purchase 1,564,096 shares of common stock at an exercise price of $.22 per share. The Series A 6% Convertible Non Redeemable Preferred Shares was further converted into 382,687 shares of common stock of the Company and 84,790 shares of Series A Convertible Non Redeemable Preferred Stock of the Company on November 22, 2004.

On November 11, 2004 the Company issued to Rosenthal & Rosenthal a warrant (the "Warrant") to purchase 500,000 shares of common stock at $0.10 per share. The warrant was issued in a private placement under the exemption set forth in
Section 4(2) of the Securities Act of 1933 (the "Act"). The Company agreed to register the shares issuable on exercise of the Warrant.

The Warrant expires on November 30, 2010. On notice by the Company the Warrants will expire earlier if the closing price of the common stock during a period designated in the Warrants is not less than $0.40 per share. The Warrants may be exercised for cash or on a cashless basis (i.e., by deducting from the number of shares otherwise issuable on exercise a number of shares that have a then market value equal to the exercise price).

All issuances were made as private placements pursuant to the provisions of
Section 4(2) of the Securities Act of 1933, as amended.

EXHIBITS

The following Exhibits are filed with this Prospectus:

(a) Exhibits Required by Item 601 of Regulation S-B


Exhibit
Number                                  Description

2.1 Exchange Agreement between Essential Reality, Inc. and Messrs. Jay Gelman, Andre Muller and Francis Vegliante dated as of June 17, 2004. Incorporated herein by reference from Exhibit 2.1 to the Company's Form 8-K filed on July 14, 2004 (the "Form 8-K"). Form of Agreement and Plan of Merger dated as of October 25, 2004 by and between Essential Reality, Inc. and

2.2 Alliance Distributor Holding Inc. Incorporated herein by reference from Exhibit 2 to the Company's Form 8-K filed on November 23, 2004.

3.1         Certificated of Incorporation of Alliance Distributors Holding Inc.
            Incorporated herein by reference from Exhibit 3.1 to the Company's Form 8-K filed on November 23, 2004.

3.2 By-Laws of Alliance Distributors Holding Inc. Incorporated herein by reference from Exhibit 3.2 to the Company's Form 8-K filed on November 23, 2004.

4.1 Alliance Distributors Holding Inc. 2004 Stock Plan. Incorporated herein by reference from Exhibit 3.3 to the Company's Form 8-K filed on November 23, 2004.

4.2 Form of Stock Option Agreement. Incorporated herein by reference from Exhibit 4.2 to the Company's Form 10K-SB filed on March 30, 2005.

4.3 Form of Warrant issued to Rosenthal & Rosenthal. Incorporated herein by reference from Exhibit 4.1 to the Company's Form 8-K filed on November 15, 2004.

4.4 Form of Warrants issued to Legend Merchant Group, Inc. and Coniston Investment Corp. Incorporated herein by reference from Exhibit 4.1 to the Company's Form SB-2 filed on July 19, 2002.

4.5 Form of Warrant issued to Sunrise Securities Corp. Incorporated herein by reference from Exhibit 99.4 to the Company's Form 8-K filed on July 14, 2004.

5.1         Opinion of Oscar D. Folger Law Offices (filed herewith)

9.1 Irrevocable Proxy given in favor of Jay Gelman. Incorporated herein by reference from Exhibit 9.1 to the Form 8-K.

10.1 Retainer Agreement dated as of June 29, 2004 between Essential Reality, Inc. and IVC Group. Incorporated herein by reference from
            Exhibit 10.1 to the Company's Form 10-QSB for the period ended June 30, 2004, filed on August 17, 2004.

10.2 Employment Agreement, dated as of July 26, 2004 between Essential Reality Inc. and Jay Gelman, President and CEO of Essential Reality Inc. Incorporated herein by reference from Exhibit 10.2 to the Company's Form 10-QSB filed on August 17, 2004.

10.3 Subscription Agreement among the Investor's listed on Schedule I thereto, Essential Reality, Inc. and Jay Gelman. Incorporated herein by reference from Exhibit 99.1 to the Form 8-K.

10.4 Subscription Agreement Supplement No. 1 between the Investors listed on Schedule I thereto and Essential Reality, Inc. Incorporated herein by reference from Exhibit 99.2 to the Form 8-K.

10.5 Registration Rights Agreement between Essential Reality and the Investors listed on Schedule I to the Subscription Agreement. Incorporated herein by reference from Exhibit 99.3 to the Form 8-K.

10.6 Stock Purchase Warrant between Essential Reality, Inc. and Sunrise Securities Corp. Incorporated herein by reference from Exhibit 99.4 to the Form 8-K.

10.7 Investment Banking Agreement between Essential Reality, Inc. and Sunrise Securities Corp. Incorporated herein by reference from
            Exhibit 99.5 to the Form 8-K.


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

10.8        Form of Financing Agreement issued to Rosenthal & Rosenthal.
            Incorporated herein by reference from Exhibit 10.1 to the Company's Form 8-K filed on November 15, 2004.

10.9        Form of Security Agreement issued to Rosenthal & Rosenthal.
            Incorporated herein by reference from Exhibit 10.2 to the Company's Form 8-K filed on November 15, 2004.

10.10 Form of Guaranty issued to Rosenthal & Rosenthal. Incorporated herein by reference from Exhibit 10.3 to the Company's Form 8-K filed on November 15, 2004.

10.11 Form of Registration Rights Agreement issued to Rosenthal & Rosenthal. Incorporated herein by reference from Exhibit 10.4 to the Company's Form 8-K filed on November 15, 2004.

10.12 Lease Agreement dated as of July 28, 2003 between KIM Management, LLC, and Big Brother World, Inc. Incorporated herein by reference from Exhibit 10.12 to the Company's Form SB-2 filed on December 23, 2004.

10.13 Lease Agreement dated as of December 1, 2003 between Angelo Pegno et. al. and AllianceCorner Distributors Inc. Incorporated herein by reference from Exhibit 10.13 to the Company's Form SB-2 filed on December 23, 2004.

10.14 Lease Agreement dated as of July 1, 2003 between Angelo Pegno Et. al. and Alliance Partners, Inc. Incorporated herein by reference from Exhibit 10.14 to the Company's Form SB-2 filed on December 23, 2004.

10.15 Assignment and Assumption of Lease Agreement dated as of March 30, 2004 between Corner Distributors, Inc. and AllianceCorner Distributors, Inc., filed herewith.

23.1 Consent of Mahoney Cohen & Company, CPA, P.C., Independent Registered Public Accounting Firm, filed herewith.

23.2        Consent of Oscar D. Folger Law Offices (included in Exhibit 5.1).

99.1 Operating Agreement of Alliance Age LLC between Alliance Distributors Holding Inc. and Abrams/Gentile Entertainment Inc. dated July 21, 2005. Incorporated herein by reference from Exhibit
            99.1 to the Company's Form 10Q-SB filed on August 15, 2005.

UNDERTAKINGS

The undersigned company hereby undertakes that it will:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a) any prospectus required by Section 10(a)(3) of the Securities Act;

(b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2) For the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Alliance Distributors Holding Inc. pursuant to the foregoing provisions, or otherwise, Alliance Distributors Holding Inc. has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Alliance Distributors Holding Inc. of expenses incurred or paid by a director, officer or controlling person of Alliance Distributors Holding Inc. in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Alliance Distributors Holding Inc. will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on October 7, 2005.

ALLIANCE DISTRIBUTORS HOLDING INC.


By: /s/ Jay Gelman
    --------------
    Jay Gelman, Chairman and CEO

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES


                        /s/ Jay Gelman
                        --------------------------------------------
                        Jay Gelman, Chairman and CEO
                        October 7, 2005


                        /s/ Andre Muller
                        --------------------------------------------
                        Andre Muller, President, COO and Director
                        October 7, 2005


                        /s/ Barbara A. Ras
                        --------------------------------------------
                        Barbara A. Ras, Chief Financial Officer
                        October 7, 2005


                        /s/ Humbert B. Powell, III
                        --------------------------------------------
                        Humbert B. Powell, III, Director
                        October 7, 2005


                        /s/ Thomas Vitiello
                        --------------------------------------------
                        Thomas Vitiello, Director
                        October 7, 2005


                        /s/ Steven H.Nathan
                        --------------------------------------------
                        Steven H. Nathan, Director
                        October 7, 2005


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